CENTER:    PACIFIC PLACE
TENANT:    CUTTER & BUCK, INC.
SPACE:     300
DATE:      AUGUST 11, 1998
TRADENAME: CUTTER & BUCK


                             SHOPPING CENTER LEASE

                                                                            Page
                                                                            ----
Article 1   Basic Provisions . . . . . . . . . . . . . . . . . . . . . . . .   1
Article 2   Premises, Term and Commencement Date . . . . . . . . . . . . . .   3
Article 3   Minimum Rent and Percentage Rent . . . . . . . . . . . . . . . .   3
Article 4   Payment of Rent, Rent Taxes and Prorations . . . . . . . . . . .   4
Article 5   Taxes and Center Expenses. . . . . . . . . . . . . . . . . . . .   5
Article 6   Condition of Premises; Opening for Business. . . . . . . . . . .   6
Article 7   Trade Fixtures, Alterations and Liens. . . . . . . . . . . . . .   6
Article 8   Use and Operating Requirements . . . . . . . . . . . . . . . . .   7
Article 9   Promotion of Center and Tenant's Business. . . . . . . . . . . .   8
Article 10  Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Article 11  Maintenance and Repair of Premises . . . . . . . . . . . . . . .   9
Article 12  Common Areas . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Article 13  Insurance, Subrogation, and Waiver of Claims . . . . . . . . . .  11
Article 14  Casualty Damage. . . . . . . . . . . . . . . . . . . . . . . . .  12
Article 15  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Article 16  Return of Possession . . . . . . . . . . . . . . . . . . . . . .  13
Article 17  Holding Over . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Article 18  Subordination, Attornment and Mortgagee Protection . . . . . . .  13
Article 19  Estoppel Certificate . . . . . . . . . . . . . . . . . . . . . .  14
Article 20  Assignment and Subletting. . . . . . . . . . . . . . . . . . . .  14
Article 21  Rights Reserved by Landlord. . . . . . . . . . . . . . . . . . .  15
Article 22  Landlord's Remedies. . . . . . . . . . . . . . . . . . . . . . .  17
Article 23  Landlord's Right to Cure . . . . . . . . . . . . . . . . . . . .  19
Article 24  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .  19
Article 25  Safety and Security Devices, Services and Programs . . . . . . .  19
Article 26  Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . .  20
Article 27  Captions and Severability. . . . . . . . . . . . . . . . . . . .  20
Article 28  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Article 29  Rules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Article 30  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Article 31  Attorneys' Fees, Counterclaims, Venue and Jury Trial . . . . . .  24
Article 32  Personal Property Taxes. . . . . . . . . . . . . . . . . . . . .  24
Article 33  Conveyance by Landlord and Liability . . . . . . . . . . . . . .  24
Article 34  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Article 35  Real Estate Brokers. . . . . . . . . . . . . . . . . . . . . . .  25
Article 36  Security Deposit and Landlord's Lien . . . . . . . . . . . . . .  25
Article 37  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .  25
Article 38  Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Article 39  Americans With Disabilities Act. . . . . . . . . . . . . . . . .  26
Article 40  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  27
Rider One   Rules
Rider Two   Standard Rider
Rider Three Construction Allowance Rider
Exhibit A   The Premises
Exhibit A-1 Legal Description
Exhibit A-2 Depiction of Window Area
Exhibit B   Construction Exhibit
Exhibit C   Sign Exhibit
Exhibit D   Annual Service Charge for Landlord's Utilities
Exhibit E   Key Design/Construction Dates

                            SHOPPING CENTER LEASE

     THIS LEASE made as of the 11th day of August, 1998, between PINE STREET DEVELOPMENT L.L.C., a Washington limited liability company ("Landlord"), having a place of business at 520 Pike Tower, Suite 2200, Seattle, Washington 98101 and CUTTER & BUCK, INC., a WASHINGTON corporation ("Tenant"), whose principal place of business is located at 2701 FIRST AVENUE, SEATTLE, WASHINGTON 98121.

                                   ARTICLE 1

                                BASIC PROVISIONS


A.   TENANT'S TRADE NAME:  Cutter & Buck

B.   CENTER:   Pacific Place
     ADDRESS:  Seattle, Washington

C. PREMISES: Space No. 300 at the Center, consisting of approximately 3,346 rentable square feet, the approximate location of which is shown cross-hatched on Exhibit A hereto. In addition, Tenant shall have the right, during the Term, to use a display window, to be located on Sixth Avenue at the location shown on Exhibit A-2 (the "Display Window"). Tenant shall have the right, at reasonable times and upon reasonable prior notice, of ingress and egress to the Display Window. Tenant shall merchandise, clean and maintain the Display Window. Landlord shall, at Landlord's cost and as part of Landlord's Work (as hereinafter defined), construct the Display Window. All of the provisions of this Lease, including without limitation, the provisions with respect to Tenant's indemnity and insurance obligations, shall be applicable to the Display Window, except that Tenant shall pay no Rent or charges in connection therewith.

D. COMMENCEMENT DATE: October 28, 1998, provided that Landlord has delivered possession of the Premises to Tenant no later than August 10, 1998. Notwithstanding the foregoing, IF, due to Landlord's delay or an Unavoidable Delay and not due to any fault of Tenant, Tenant is not able to open for business by November 17, 1998, THEN, Tenant shall not be required to open for business or pay Minimum Rent or Percentage Rent during the period from November 17, 1998 through February 20, 1999.

E.   EXPIRATION DATE:  The date immediately preceding the fifth (5th)
                       anniversary of the Commencement Date. SEE PAGE 1A

F.   PERMITTED USE:  Retail sale of apparel, gift items, footwear, and related accessories, AND FOR NO OTHER PURPOSE WHATSOEVER.

G.   MINIMUM RENT:


PERIOD                                                         PER SQ. FT.   MONTHLY AMOUNT     ANNUAL AMOUNT
------                                                         -----------   --------------     -------------
Commencement Date        Through   Date immediately preceding    $40.00         $11,153.33       $133,840.00
                                   1st anniversary of the        ------         ----------       -----------
                                   Commencement Date

1st anniversary of the   Through   Date immediately preceding    $44.00         $12,268.67       $147,224.00
Commencement Date                  2nd anniversary of the        ------         ----------       -----------
                                   Commencement Date

2nd anniversary of the   Through   Date immediately preceding    $45.00         $12,547.50       $150,570.00
Commencement Date                  3rd anniversary of the        ------         ----------       -----------
                                   Commencement Date

3rd anniversary of the   Through   Expiration Date               $46.50         $12,965.75       $155,589.00
Commencement Date                                                ------         ----------       -----------

ARTICLE 1(E) EXPIRATION DATE.

Tenant shall have the option to extend the Term for an additional period of five
(5) years (the "Extension Period") upon all terms and conditions of the Lease, except that Tenant shall have no further right to extend the Term, and the Minimum Rent and the Breakpoint shall be increased to the amounts set forth below. The option to extend may be exercised only by Tenant giving Landlord irrevocable and unconditional written notice thereof no later than nine (9) months before the commencement of the Extension Period. Said exercise shall, at Landlord's election, be null and void if Tenant is in default under the Lease at the date of said notice or at the commencement of said Extension Period.

If Tenant shall fail to exercise the option herein provided in accordance with the terms hereof, said option shall terminate and be null and void. Tenant's exercise of said option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the option herein provided, or before the commencement of the Extension Period, then immediately upon such termination, the option herein granted to extend the Term shall simultaneously terminate and become null and void. Time is of the essence of this provision.

The Minimum Rent for the Extension Period shall be the greater of (a) one hundred five percent (105%) of the Minimum Rent for the last year of the Term prior to the Extension Period, or (b) eighty-five percent (85%) of the average of Minimum Rent plus Percentage Rent over the last two (2) full Lease Years prior to the Extension Period.

The Breakpoint for each Lease Year of the Extension Period shall be the amount of Minimum Rent due for the Lease Year divided by six percent (6%). Tenant shall pay Percentage Rent for each Lease Year of the Extension Period equal to six percent (6%) of all Gross Sales for the Lease Year in excess of the Breakpoint for the Lease Year.

All provisions contained in the Lease for annual or other adjustment to charges, shall remain in full force and effect during the Extension Period, provided that the no caps shall be applicable with respect to the Marketing Fund Charge.


                                       1A

H.   PERCENTAGE RENT:

     PERIOD                                                              AMOUNT EACH LEASE YEAR
     ------                                                              ----------------------
     Commencement Date        Through     Date immediately preceding     Eight percent (8%) of Gross Sales
                                          1st anniversary of the         exceeding a Breakpoint of $1,673,000.00
                                          Commencement Date

     1st anniversary of       Through     Date immediately preceding     Six percent (6%) of Gross Sales
     the Commencement Date                2nd anniversary of the         exceeding a Breakpoint of $2,453,733.33
                                          Commencement Date

     2nd anniversary of       Through     Date immediately preceding     Six percent (6%) of Gross Sales
     the Commencement Date                3rd anniversary of the         exceeding a Breakpoint of $2,509,500.00
                                          Commencement Date

     3rd anniversary          Through     Expiration Date                Six percent (6%) of Gross Sales
     of the Commencement Date                                            exceeding a Breakpoint of $2,593,150.00


     Prorations of Breakpoints for Partial Lease Years, and prorations for Lease Years containing two different Breakpoints for different periods, shall be as described in Article 3.


I.   SECURITY DEPOSIT:  $None

J.   RADIUS RESTRICTION:  One (1) mile from the Center

K.   GUARANTOR:  None

L. RENT PAYMENT ADDRESS: Tenant shall forward all Rent, insurance certificates and Gross Sales reports to Landlord at the following address, or such other address or addresses as to which Landlord shall provide advance notice:

     RGHK Seattle L.L.C.
     520 Pike Tower
     Suite 2200
     Seattle, Washington 98101

M.   RENT SHALL BE PAYABLE TO: Pine Street Development L.L.C.
     or such other entity as Landlord shall designate from time to time in writing.

     The foregoing provisions shall be interpreted and applied in accordance with the other provisions of this Lease set forth below. The terms in this Article, and the terms defined in Article 28, shall have the meanings specified therefor, herein or therein, when used as capitalized terms in other provisions of this Lease.

N.   TENANT'S INITIAL DESIGNATED CONTACT PERSON:  Scott Darkenwald
                                   Telephone No.  (206) 622-4191
                                   Facsimile No.  (206) 448-0589

                                    ARTICLE 2

                       PREMISES, TERM AND COMMENCEMENT DATE

     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for a term ("Term") commencing on the Commencement Date and ending on the Expiration Date set forth in Article 1, unless sooner terminated as provided herein, subject to the provisions herein contained. The Commencement Date set forth in Article 1 shall be advanced to such earlier date as Tenant opens the Premises for business. If Landlord delays delivering possession of the Premises or substantial completion of any Landlord's Work under Exhibit B, this Lease shall not be void or voidable and Landlord shall have no liability for loss or damage resulting therefrom. In such case, or in the case of Unavoidable Delays, the Commencement Date shall be postponed for a period equal to the delay, except to the extent that such delays arise from the acts or omissions of Tenant or Tenant's employees, agents or contractors. If the Commencement Date is advanced or postponed, the Rent and other obligations of Tenant, and the Term and initial Lease Year hereunder, shall all commence on the Commencement Date as advanced or postponed. However, the Expiration Date set forth in Article 1 shall not be changed. Landlord and Tenant shall confirm in writing any adjustment to the Commencement Date hereunder upon written request by either party. In the event of any dispute concerning such adjustment, Tenant shall pay Rent commencing on the Commencement Date set forth in Article 1, subject to adjustment between the parties after such dispute is resolved. Notwithstanding the foregoing to the contrary, Landlord may delay delivery of the Premises and performance of any Landlord's Work until this Lease has been mutually signed and delivered, and such delays shall not postpone the Commencement Date set forth in Article 1 or the SEE RIDER TWO commencement of Rent hereunder, except as the parties may expressly agree otherwise in writing. SEE PAGE 3A

                                      ARTICLE 3

                           MINIMUM RENT AND PERCENTAGE RENT

     A. MINIMUM RENT. Tenant shall pay Landlord the monthly Minimum Rent set forth in Article 1 in advance on or before the first day of each calendar month during the Term.

     B. PERCENTAGE RENT. Tenant shall pay Landlord Percentage Rent each Lease Year equal to the applicable percentage of the amount by which Gross Sales exceed the applicable Breakpoint for such Lease Year set forth in Article 1. Percentage Rent for each Lease Year shall be paid on a monthly basis commencing with the first month in each Lease Year in which Tenant's Gross Sales for such Lease Year exceed the applicable Breakpoint. Such payments shall be made on or before the fifteenth (15th) day of each calendar month with respect to Gross Sales made during each preceding month. The term "Lease Year" shall have the meaning specified therefor in Article 28.

     C. BREAKPOINT PRORATIONS. The Breakpoint for any Partial Lease Year shall be prorated on a per diem basis. If Minimum Rent is reduced for any reason during any Lease Year, the Breakpoint for such period shall be reduced proportionately. If two Breakpoint amounts are in effect during different portions of a given Lease Year under Article 1, the Breakpoint for such Lease Year shall be the weighted average of both Breakpoint amounts, determined as follows: (a) each Breakpoint amount shall be multiplied by the number of days during which it is in effect, and then divided by 365, and (b) the amounts so computed shall be added to obtain the weighted average Breakpoint for such Lease Year.

     D.   ADJUSTMENTS.

     E. GROSS SALES RECORDS. Tenant shall ensure that the business of Tenant and of any subtenant, licensee or concessionaire in, at or from the Premises is operated such that the following books and records (collectively, "Tenant's Records") are prepared, preserved and maintained in accordance with generally accepted accounting principles: (i) daily dated sealed, continuous, cash register tapes, (ii) serially numbered sales slips, (iii) settlement report sheets of transactions with subtenants, concessionaires and licensees, (iv) bank statements, (v) general ledger or summary record of all receipts and disbursements from operations in, at or from the Premises, (vi) state and local sales and use tax returns, and (vii) such other records that would normally be kept pursuant to generally accepted accounting principles, or as the Landlord may reasonably require in order to determine Gross Sales hereunder. Tenant shall retain Tenant's Records at the Premises or at the home or regional office of Tenant for at least three (3) years from the end of the Lease Year to which they are applicable or, if any audit is required or a controversy should arise between the parties regarding Percentage Rent, until such audit or controversy is terminated, even though such retention period may be after the expiration of the Term or earlier termination of this Lease.

ARTICLE 2 PREMISES, TERM AND COMMENCEMENT DATE.

Notwithstanding anything herein to the contrary, IF Landlord fails to deliver the Premises to Tenant by March 31, 1999 with Landlord's Work substantially complete (extended by one [1] day for each day of Tenant Delay, THEN Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease, effective upon written notice to Landlord delivered no later than April 30, 1999.


                                       3A

     F. GROSS SALES STATEMENTS. Tenant shall provide Landlord with a monthly statement of Gross Sales within fifteen (15) days after the end of each calendar month, signed by an authorized representative, which shall show Gross Sales and an itemization of any exclusions or deductions therefrom for such month, as well as year-to-date amounts for the current Lease Year. If any Percentage Rent is due for such month, the payment shall accompany such statement. In addition to such regular monthly statements, Tenant shall provide an annual statement within sixty (60) days after the end of each Lease Year, which shall show the total amount of Gross Sales for such Lease Year, and shall be certified to be true, complete and correct by an independent certified public accountant reasonably satisfactory to Landlord, or at Tenant's option by Tenant's chief financial officer. If such annual statement shows that Tenant underpaid Percentage Rent for such Lease Year, Tenant shall include the additional amount with such statement, and if such statement shows that Tenant overpaid Percentage Rent, Landlord shall provide a credit or refund. Tenant shall require that any subtenant, licensee or concessionaire furnish similar statements.

     G. AUDITS. Landlord may, at Landlord's cost, except as provided below, from time to time (but not more frequently than once each calendar year), upon at least ten (10) days' notice to Tenant, cause a complete audit or examination to be made of Tenant's Records and such books and records of any subtenant, licensee or concessionaire for all or any part of the three Lease Years immediately preceding such notice. During such audit, Tenant shall furnish such information or explanation with respect to such items as may be necessary for a proper examination and audit thereof. If such audit or examination discloses that any of Tenant's statements of Gross Sales understates Gross Sales made during any Lease Year by three percent (3%) or more, or if Tenant shall have failed to furnish Landlord any monthly Gross Sales statements during any Lease Year or shall have failed to prepare and maintain Tenant's Records as required herein, Tenant shall pay Landlord the cost of such audit or examination, and any deficiency in Percentage Rent, with interest at the Default Rate.

     H. GROSS SALES DEFINED. "Gross Sales" shall mean the entire amount of the actual sale price, whether for cash, credit or otherwise, of all sales of goods and services and all other income and receipts whatsoever of all business conducted at, on or from the Premises, including, without limitation: (i) mail, telephone, facsimile and other orders received or filled at the Premises, including but not limited to catalogue sales (except as expressly provided below), (ii) deposits not refunded to purchasers, (iii) orders taken at the Premises although filled elsewhere (except as expressly provided below), (iv) gross receipts from vending and game machines (not to be construed to authorize vending or game machines unless specifically set forth in Article 1), (v) sale price of gift and merchandise certificates, (vi) payments from other parties for shelf or advertising space at or respecting the Premises, (vii) the full value of all consideration other than money received, (viii) all other gross income or receipts from any business or operation at, on or from the Premises, and (ix) Gross Sales by any sublessee, concessionaire or licensee. However, Gross Sales shall not include (but
Tenant shall keep separate records therefor as part of Tenant's Records):
(a) returns to shippers or manufacturers, (b) proceeds from the sale of used trade fixtures, (c) any cash or credit refunds made upon any sale in or from the Premises where the merchandise is returned by the purchaser, (d) any sales or excise tax imposed by any duly constituted governmental authority (provided that no income or franchise tax, capital stock tax, tax based upon gross receipts, assets or net worth, or similar tax shall be deducted from Gross Sales), and (e) the exchange of merchandise between the stores and warehouses of Tenant, if any, where such exchange of merchandise is made solely for the convenient operation of the business of Tenant and not for the purpose of consummating a sale that has theretofore been made in or from the Premises or for the purpose of depriving Landlord of the benefit of a sale that otherwise would be made in or from the Premises. No deduction shall be allowed for any uncollected or uncollectible amounts or reserves therefor, nor for cost of products or services sold, or other costs, charges or expenses of purchasing, financing, selling, transportation, overhead or taxes except as expressly provided herein. Trade-ins shall not reduce the sale price of the item sold for purposes hereof. Layaway, credit and installment sales shall be included in the month in which the goods or services are delivered or provided, or in which any portion of the payment is received, whichever first occurs, regardless of when or whether full payment is received. SEE PAGE 4A

                                   ARTICLE 4

                 PAYMENT OF RENT, RENT TAXES AND PRORATIONS

     A. RENT AND RENT TAXES. Minimum Rent, Percentage Rent, Taxes, Center Expenses, Marketing Fund Charges and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease are sometimes herein referred to collectively as "Rent", and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid without any prior demand or notice therefor, and shall in all events be paid without any deduction, recoupment, set-off or counterclaim, and without relief from any valuation or appraisement laws. Tenant shall pay any rent tax, sales tax, service tax, transfer tax, value added tax, or any other applicable tax on the Rent, utilities or services herein or otherwise respecting this Lease or any other document entered in connection herewith. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

ARTICLE 3(H) GROSS SALES DEFINED.

The following items shall also be excluded from Gross Sales:

(a) Incidental catalog sales of merchandise, which are made solely for the convenience of a customer and not for the purpose of consummating a sale that has theretofore been made in the Premises or for the purpose of depriving Landlord of the benefit of a sale that otherwise would be made on or from the Premises, not to exceed three percent (3%) of Gross Sales at the Premises per Lease Year. No refunds from catalogue sales shall be excluded from Gross Sales.

(b) The amount of any sales to employees at a discount, such excluded amount not to exceed two percent (2%) of Tenant's Gross Sales at the Premises per Lease Year.

(c) Bad debts actually written off by Tenant for federal tax purposes up to a maximum of one percent (1%) of Gross Sales at the Premises in any one Lease Year, provided that Tenant has exhausted all reasonable methods for collecting said bad debts and provided that any amount so written off which is later received by Tenant shall be included in Gross Sales when and to the extent received.

(d) All sales of gift certificates or like vouchers, so long as gift certificates and like vouchers are similarly treated in all of the stores of Tenant, its parent, affiliates and subsidiaries, and provided that sales of merchandise made at the Premises and paid for by such gift certificates or vouchers (regardless of where such certificates or vouchers were issued) shall be included as Gross Sales and, further provided, if at any time Tenant deems the certificates or vouchers forfeited, the amount of the certificates or vouchers shall at that time be included in Gross Sales under this Lease.

(e) Charges for shipping, boxes and gift wrapping provided to customers at no profit to Tenant in connection with a purchase of store merchandise.


                                       4A

     B. PRORATIONS. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Minimum Rent, monthly payments of estimated Taxes and Center Expenses, Marketing Fund Charge, and any other amounts payable on a monthly basis shall be prorated on a per diem basis for such partial calendar months. If the Minimum Rent is scheduled to increase under Article 1 other than on the first day of a calendar month, the amount for such month shall be prorated on a per diem basis to reflect the number of days of such month at the then current and increased rates, respectively. If the Term commences other than on January 1, or ends other than on December 31, Tenant's obligations to pay amounts towards actual Taxes and Center Expenses for such first or final calendar years shall be prorated on a per diem basis to reflect the portion of such years included in the Term. Prorations of Breakpoints for Partial Lease Years, and prorations for Lease Years containing two different Breakpoints for different periods, shall be as described in Article 3.

                                   ARTICLE 5

                           TAXES AND CENTER EXPENSES

     A. TAXES. Tenant shall pay Landlord an amount equal to Tenant's Proportionate Share of Taxes in the manner described below.

     B. CENTER EXPENSES. Tenant shall pay Landlord an amount equal to Tenant's Proportionate Share of Center Expenses in the manner described below. SEE PAGE 5A

     C. MANNER OF PAYMENT. Taxes and Center Expenses shall be paid in the following manner:

            (i) Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Center Expenses for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month, together with Tenant's payment of Minimum Rent. Landlord may reasonably adjust the estimated amounts from time to time during the Term.

            (ii) Within 180 days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the "Statement") to Tenant showing: (a) the amount of actual Taxes and Center Expenses for such calendar year, with a listing of amounts for major categories of Center Expenses, (b) any amount paid by Tenant towards Taxes and Center Expenses during such calendar year on an estimated basis, and
     (c) any revised estimate of Tenant's obligations for Taxes and Center Expenses for the current calendar year.

            (iii) If the Statement shows that Tenant's estimated payments were less than Tenant's actual obligations for Taxes and Center Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant's estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty
     (30) days after Landlord sends the Statement.

            (iv) If the Statement shows that Tenant's estimated payments exceeded Tenant's actual obligations for Taxes and Center Expenses, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Landlord shall refund such difference when Landlord sends the Statement.

     D. TAX REFUNDS, SUPPLEMENTAL BILLINGS AND FISCAL TAX YEARS. Tax refunds shall be deducted from Taxes in the year they are received by Landlord. If Taxes for any period during the Term or any extension thereof shall be increased after payment thereof by Landlord for any reason, including without limitation error, reassessment, or supplemental billing by applicable governmental or municipal authorities, Tenant shall pay Landlord within ten (10) days after notice Tenant's Proportionate Share of such increased Taxes. If any Taxes shall be paid based on assessments or bills by a governmental or municipal authority using a fiscal year other than a calendar year, Landlord may elect from time to time to bill Tenant and make adjustments: (i) based on such fiscal year, or (ii) based on tax payments becoming due during the subject calendar year without regard to such fiscal year.

     E.     FINALITY OF STATEMENTS.  SEE PAGE 5A

ARTICLE 5(B) CENTER EXPENSES.

Notwithstanding anything contained in this Lease to the contrary, the amount Tenant is obligated to pay on an annualized basis for Center Expenses shall not
(i) exceed $13.20 per square foot per annum for the first twelve (12) months of the Term, or (ii) commencing with the first anniversary of the Commencement Date, increase by more than five percent (5%) (the "Cap Percentage") from one such year to the following year provided, however, if for any one year to the following year the increase is less than the Cap Percentage, then the difference may be applied to any future increase(s) from one year to the next year such that the cap applicable to that future year-to-year increase(s) in Center Expenses may be higher than the Cap Percentage and, further, the amount of Center Expenses that falls outside the Cap Percentage for a year may be included in the unused portion of a future year's Cap Percentage.

ARTICLE 5(E) FINALITY OF STATEMENTS.

By notice to Landlord within one (1) year after Tenant shall have received a Statement with respect to a particular calendar year, Tenant shall have the right, at its sole cost and expense (unless the audit determines that Tenant was overbilled by at least three percent (3%) in which event Landlord shall pay the cost of such audit), through its agents and representatives, upon notice to Landlord, to audit and inspect the books and records of Landlord with respect to the Center Expenses at the Center for such year ("Tenant's Audit"). Tenant shall reimburse Landlord for any photocopying done at Landlord's or Landlord's agent's office in connection therewith. Tenant's Audit shall take place at such time and location as may be reasonably determined by Landlord, and Tenant shall have such audit right only once with respect to each Statement. Unless Landlord agrees to a longer period of time, Tenant's Audit shall be performed within sixty (60) days after Tenant's notice to Landlord. If an error in the amount of such Center Expense charge billed to Tenant for such calendar year has been made, there shall be a recalculation of Tenant's Center Expense charge for such calendar year and an appropriate readjustment between Landlord and Tenant to reflect any underpayment or overpayment by Tenant, provided Tenant notifies Landlord within ninety (90) days after the audit of any error Tenant believes exists in the Statement.

Notwithstanding the foregoing, Landlord shall have the right to challenge Tenant's Audit in which event the matter shall be submitted to an independent certified public accountant mutually acceptable to both parties. Pending resolution of the matter, Tenant shall pay the amounts as determined by Landlord, subject to retroactive adjustment after the matter is resolved.

Tenant shall keep the results of all Tenant audits confidential.


                                       5A

     F. GENERAL MATTERS. So long as Tenant's obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. Although this Lease contemplates the computation of Taxes and Center Expenses on a cash basis, Landlord may make reasonable and appropriate accrual adjustments and Landlord reserves the right to change to a full accrual system of accounting. In lieu of providing one Statement covering Taxes and Center Expenses, Landlord may provide separate statements at the same or different times. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord's right to require payment of Tenant's obligations for actual or estimated Taxes or Center Expenses.

                                   ARTICLE 6

                  CONDITION OF PREMISES; OPENING FOR BUSINESS

     Tenant agrees to accept the Premises, Center, and any Systems and Equipment serving the Premises "as is," without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements except as may be expressly provided in Exhibit B hereto or elsewhere in this Lease ("Landlord's Work"). Tenant does not accept the Premises subject to latent defects in the Premises of which Tenant notifies Landlord in writing within one hundred eighty (180) days after the Premises are delivered to Tenant. Tenant shall on or before the Commencement Date: (i) demolish all existing tenants improvements, where applicable, and completely construct or remodel (as the case may be) the Premises and install a new storefront, storefront sign and trade fixtures in and for the same in accordance with the other provisions of this Lease, including, without limitation, Article 7, Exhibits B and C and the Rules ("Tenant's Initial Work"), and (ii) open the Premises for business to the public, fully stocked and staffed and in compliance with all provisions of this Lease, including, without limitation, Article 8. Landlord may require that Tenant accept possession of the Premises and proceed with Tenant's Initial Work and/or the preparation and submission of plans therefor prior to the Commencement Date upon ten (10) days' advance notice. During any period that Tenant shall be permitted or required to enter the Premises prior to the Commencement Date (to plan or perform Tenant's Initial Work), Tenant shall comply with all terms and provisions of this Lease, except those provisions requiring the payment of Rent (other than such charges as Landlord may impose under Article 7 or Exhibit B). The parties agree that Tenant's obligations under this Article go to the essence of the parties' agreement hereunder, and that any failure to perform such obligations will result in damages to Landlord that are extremely difficult and impractical to determine and for which Landlord's remedies at law will not be adequate. Accordingly, as a fair and reasonable estimate and liquidation of Landlord's damages and not a penalty, if Tenant fails to complete Tenant's Initial Work and open the Premises for business in the manner required herein by the date which is thirty (30) days after the Commencement Date, Tenant shall pay Landlord as additional Rent an amount equal to 25% of the Minimum Rent then in effect prorated on a per diem basis until Tenant completes Tenant's Initial Work and so opens for business. Acceptance by Landlord of such liquidated damages shall not be deemed permission for Tenant to continue such violation, and shall not preclude Landlord from seeking any other remedy (other than damages) for such violation including, without limitation, specific performance or termination of this Lease or Tenant's right to possession as described in Article 22.

                                   ARTICLE 7

                     TRADE FIXTURES, ALTERATIONS AND LIENS

     A. APPROVAL. Tenant shall not attach any fixtures, equipment or other items to the Premises or make any additions, changes, alterations or improvements to the Premises or the Systems and Equipment serving the Premises, including without limitation Tenant's Initial Work described in
Article 6 and Exhibit B hereto (all such work referred to collectively herein as the "Work"), without the prior written consent of Landlord. Landlord shall not unreasonably withhold consent, except that Landlord reserves the right to withhold consent in Landlord's sole discretion for Tenant's Initial Work, and Work affecting the structure, safety or security of the Center or Premises, the Systems and Equipment, or the appearance of the Premises from any Common Areas. SEE PAGE 6A

     B. CONDITIONS. Landlord reserves the right to impose requirements as a condition of such consent or otherwise in connection with the Work, including without limitation, requirements that Tenant: (i) submit for Landlord's prior written approval detailed plans and specifications prepared by licensed and competent architects and engineers, (ii) submit for Landlord's prior written approval the names, addresses and background information concerning all contractors, subcontractors and suppliers, (iii) obtain and post permits, and additional insurance, (iv) submit contractor, subcontractor and supplier lien waivers, (v) use union labor, and (vi) comply with such other reasonable requirements as Landlord may impose concerning the manner and times in which such Work shall be done and other aspects of the Work. If Landlord consents or supervises, or recommends any suppliers, contractors, architects, or engineers, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, or compliance of the Work with any Laws.

ARTICLE 7(A) APPROVAL.

Tenant may, without Landlord's consent, make alterations to the interior of the Premises which do not affect the structural or storefront portions of the Premises, or the plumbing, heating, ventilating, air-conditioning, mechanical, or life-safety systems in the Premises, provided (i) the cost of said alterations does not exceed TWENTY THOUSAND AND NO/100 DOLLARS ($20,000.00) in any twelve (12) month period, and (ii) such alterations comply with all the requirements of this Lease, including Exhibit B and Landlord's design criteria for the Center, and do not materially alter the original design concept or detrimentally affect the appearance of the Premises. Tenant shall submit to Landlord copies of all invoices documenting that the cost of such work does not exceed such amount.

                                       6A

     C. PERFORMANCE OF WORK. All Work shall be performed: (i) in a first class, professional and workmanlike manner, (ii) only with materials that are new, high quality, and free of material defects, (iii) in accordance with plans and specifications approved by Landlord in advance in writing,
(iv) not to adversely affect the Systems and Equipment or the structure of the Center, (v) diligently to completion and so as to minimize to the extent possible interference with other tenants and the operation of the Center, and
(vi) in compliance with all Laws and other provisions of this Lease, including without limitation, Exhibit B and the Rules attached hereto as Rider One. If Tenant fails to perform the Work as required herein or the materials supplied fail to comply herewith or with the specifications approved by Landlord, and Tenant fails to cure such failure within 48 hours after notice by Landlord (except that notice shall not be required in emergencies), Landlord shall have the right to stop the Work until such failure is cured (which shall not be in limitation of Landlord's other remedies and shall not serve to abate the Rent or Tenant's other obligations under this Lease).

     D. LIENS. Tenant shall keep the Center, Premises and this Lease free from any mechanic's, materialman's or similar liens or encumbrances, and any claims therefor, in connection with any Work. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any Work (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such claim, lien or encumbrance by bond or otherwise within sixty (60) days after notice by Landlord. If Tenant fails to do so, Landlord may pay the amount or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Center or Premises to any such notices, liens or encumbrances whether claimed by operation of statute or other Law or express or implied contract. Any claim to a lien or encumbrance upon the Center or Premises arising in connection with any Work shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Center and Premises.

     E. LANDLORD'S FEES AND COSTS. Tenant shall pay Landlord such fees as Landlord may reasonably impose for utilities, trash removal, temporary barricades, hoisting and other matters in connection with the Work, or such fees therefor (if any) set forth in Exhibit B hereto. Tenant shall also pay the reasonable cost of any outside engineer, architect or consultant retained by Landlord to review Tenant's work when Tenant's work includes structural changes, changes to life safety systems or may otherwise affect the Center's structure. Not-withstanding anything herein or in Exhibit B to the contrary, in no event shall Tenant's fees or chargebacks for the foregoing items, including without limitation all temporary facilities and other charges set forth in Exhibit B (except for barricades, if required), exceed the aggregate amount of $1.42 per square foot in connection with Tenant's Initial Work (provided that Tenant shall pay all incremental costs if Tenant utilizes Landlord's hoisting services outside Landlord's normal business hours).

                                   ARTICLE 8

                         USE AND OPERATING REQUIREMENTS

     A. USE; COMPLIANCE WITH LAWS. Tenant shall use the Premises for the purposes, specified in Article 1 (and Tenant shall use the Premises for all the purposes specified therein except that Tenant shall not be required to sell gift items or footwear in the Premises), and for no other purpose whatsoever, subject to and in compliance with all other provisions of this Lease, including without limitation the Rules attached as Rider One hereto. Tenant shall comply with all Laws relating to the Premises and Tenant's use thereof, including without limitation, Laws requiring the Premises to be closed on Sundays or any other days or hours, health, safety and building codes, and any permit or license requirements. Landlord makes no representation that the Premises are suitable for Tenant's purposes.

     B. REQUIRED HOURS. Tenant agrees to continuously operate and conduct its business in one hundred percent (100%) of the Premises during the Required Hours. "Required Hours" herein shall mean those hours established from time to time by Landlord for the Center in general, in Landlord's sole discretion; provided, Landlord shall not require that Tenant open for business before 9:30 a.m. or remain open after 9:30 p.m., except: (i) for holiday, seasonal or other special sales or promotions, or (ii) when at least one Major and a majority of the tenants at the Center will be open. If Tenant desires to operate the Premises during additional hours beyond those required by Landlord hereunder, Tenant shall first obtain Landlord's written approval (which may be withheld in Landlord's sole discretion), and Tenant shall pay all additional costs and expenses and Landlord's reasonable charges in connection therewith, including, without limitation, any additional utilities, security services, cleaning and trash removal. Without limiting the generality of the foregoing, Landlord reserves the right to close the Center on holidays or certain hours of holidays, including without limitation, New Year's Day, Easter, Thanksgiving and Christmas.

     C. REQUIRED OPERATIONS. Tenant shall conduct its business at all times in a first-class, professional and businesslike manner consistent with reputable business standards and practices, and such that a high reputation of the Center is developed and enhanced. Tenant shall operate the Premises continuously, actively and diligently in a good faith manner designed to maximize Gross Sales. Tenant shall keep the Premises adequately staffed with well-trained personnel for efficient first class service, and adequately stocked with new "in season" merchandise in good condition and displayed in a professional and tasteful manner. Tenant agrees that storage and office space in the Premises shall be limited to that necessary for, and used in conjunction with, the business provided in Article 1 to be conducted in the Premises. Sales and services permitted under Article 1 shall be provided only on a retail basis to the general public. Tenant shall not use SEE PAGE 7A the Premises for catalogue sales, except for incidental catalog sales.

ARTICLE 8(C) REQUIRED OPERATIONS.

OPENING CO-TENANCY.

1. TERMS. Notwithstanding anything to the contrary contained herein, IF on the Commencement Date, Victoria's Secret, Williams-Sonoma and Starbucks (third floor space only) and either Bennetton or American Eagle Outfitters (or Comparable Replacement Tenant, as hereinafter defined) are not open for business, THEN Tenant shall nonetheless be required to open for business, BUT Tenant shall pay to Landlord, in lieu of Minimum Rent and Percentage Rent, Substitute Rent (as hereinafter defined) until such time as the earlier of
(a) the date the foregoing named tenants (or Comparable Replacement Tenant for Bennetton or American Eagle Outfitters), are open for business, and (b) the date on which Tenant first achieves monthly Gross Sales of at least $400.00 per square foot of the Premises, averaged over a six (6) consecutive month period of operation.

2. DEFINITION OF SUBSTITUTE RENT. "Substitute Rent" shall mean eight percent (8%) of each months Gross Sales and shall be payable in accordance with the terms and conditions above, in lieu of Minimum Rent and Percentage Rent only, and Tenant shall continue to pay all other Rent provided for in this Lease. Whenever applicable, Substitute Rent shall be payable on or before the fifteenth (15th) day of the following month and shall be accompanied by Tenant's statement of Gross Sales for the respective month.

3. DEFINITION OF COMPARABLE REPLACEMENT TENANT. "Comparable Replacement Tenant" shall mean a mutually agreeable replacement tenant comparable, in national name recognition and quality of retail delivery, to any of the following examples: Timberland; Guess; Talbots; Disney; Apothecaria: Banana Republic; Abercrombie & Fitch; Brooks Brothers; Pottery Barn; Barnes & Noble;
J. Crew; Williams - Sonoma; Warner Brothers; Armani A/X; Ann Taylor; J. Peterman; Restoration hardware; Victoria's Secret; Bally's; Brookstone; Eddie Bauer; Body Shop; Crate & Barrel; Polo; Patagonia; Helly Hansen; Godiva; Sundance; Coach; Polo Sport; Gap; Old Navy; Nike Town; F.A.O. Schwartz; Cole Haan; Mark Shale; Harold's; Guess Kids; Talbot Kids; The Learning Store; Sharper Image; The Nature Company; Barney's; Crabtree & Evelyn; Tommy Hilfiger; and Nautica.

                                       7A

     D. TRADE NAME AND RADIUS RESTRICTIONS. Except in the case of an assignment or sublet approved in writing by Landlord or not requiring such consent, Tenant shall conduct Tenant's business only under the trade name set forth in Article 1. Until the fifth (5th) anniversary of the Commencement Date, Tenant and Tenant's affiliates, owners and subsidiaries shall not directly or indirectly own, operate, control, engage or have a financial interest in any business similar to that authorized to be conducted hereunder (including a department or concession in another store), or use or permit the use of the same or similar trade names, within the area set forth in Article 1, provided, however, that nothing herein shall prevent the operation of any of Tenant's existing stores under their present trade names, or require that Tenant violate any Law, prevent wholesale distribution from Tenant's corporate headquarters, prevent the distribution of Tenant's catalogues or prevent Tenant's standard, twice yearly, unadvertised retail sale of surplus non-seasonal items of merchandise from Tenant's corporate headquarters.

     E. VIOLATION OF REQUIREMENTS. The parties agree that Tenant's obligations under Articles 8(B) and 8(D) go to the essence of the parties' agreement hereunder, and that any failure to perform such obligations will result in damages to Landlord that are extremely difficult and impractical to determine and for which Landlord's remedies at law will not be adequate. Accordingly, as a fair and reasonable estimate and liquidation of Landlord's damages and not a penalty, if Tenant fails to perform any obligations under Articles 8(B) and 8(D) during any portion of any day of the Term, Tenant shall pay Landlord as additional Rent an amount equal to 30% of the Minimum Rent then in effect prorated on a per diem basis. Acceptance by Landlord of such liquidated damages shall not be deemed permission for Tenant to continue such violation, and shall not preclude Landlord from seeking any other remedy (other than damages) for such violation including, without limitation, specific performance or termination of this Lease or Tenant's right to possession as described in Article 22. Notwithstanding the foregoing, IF Tenant fails to maintain the hours required hereunder by a period of less than sixty (60) minutes as to either opening or closing of its business in the Premises, such failure shall not be deemed a default hereunder and the foregoing additional Rent shall not be payable until Tenant has received two
(2) notices of a late opening or early closing in any six (6) month period.

                                   ARTICLE 9

                   PROMOTION OF CENTER AND TENANT'S BUSINESS

     A. MARKETING FUND. Until the fifth (5th) anniversary of the Commencement Date, Tenant shall pay Landlord a monthly Marketing Fund Charge in the amount of 1/12 of $1.25 per square foot of the Premises (the fund created by such charges and any similar charges paid by other tenants or parties shall be referred to herein as the "Marketing Fund"). Landlord shall use the Marketing Fund to promote, advertise and market the Center through television, radio, newspaper or other media, or through other non-media promotions or events. Although Landlord may appoint a committee of representatives from one or more tenants or Majors to advise Landlord concerning the use of the Marketing Fund, Landlord reserves the right to use the Marketing Fund for the foregoing purposes in Landlord's sole discretion.

     B. GRAND OPENING FUND. Tenant shall also pay a non-recurring supplemental Marketing Fund Charge equal to $1.00 per square foot of the Premises no later than ten (10) days prior to the Commencement Date, IF AND ONLY IF Tenant is scheduled to open on the Grand Opening (or, IF Tenant subsequently actually opens on the Grand Opening, THEN Tenant shall pay such amount within ten [10] days thereafter). which shall be used in connection with the promotion, advertising and marketing of the Grand Opening of the Center.

     C. TENANT ADVERTISING. Tenant shall provide Landlord with evidence of advertising costs as Landlord shall reasonably request from time to time. In any of Tenant's advertising and publicity programs in the market area in which the Center is located, Tenant shall include the Premises so as to receive at least as much publicity as other stores owned or operated by Tenant in such market area. All references to Landlord or the Center in such programs shall be in good taste and shall identify the Center by the name designated by Landlord from time to time.

     D. LANDLORD'S EXPENSES. Landlord shall be reimbursed out of the Marketing Fund for all reasonable costs and expenses incurred by Landlord in administering such Fund, including without limitation, costs for performing or procuring services for audits, tax filings and bookkeeping, and the compensation, benefits and related expenses for any marketing director and staff, rental value of space in the Center used by the same, all office equipment, utilities and supplies, postage and travel expenses in connection therewith, and the cost of all Center advertisements and promotional and marketing activities and events.

                                   ARTICLE 10

                                   UTILITIES

     A.     UTILITIES PROVIDED BY TENANT.    Tenant  shall: (i)  make
application in Tenant's own name for all utilities not provided by Landlord,
(ii) comply with all utility company regulations for such utilities, including requirements for the installation of meters, and (iii) obtain such utilities directly from, and pay for the same when due directly to, the
applicable utility company.   The term "utilities" for purposes hereof shall
include but not be limited to electricity, gas, water, sewer, steam, fire protection, telephone and other communication and alarm services, HVAC, and
all taxes or other charges thereon.   Tenant shall install and connect all
equipment and lines required to supply such utilities to the extent not already available at or serving the Premises, or at Landlord's option shall repair, alter or replace any such existing items. Tenant shall maintain, repair and replace all such items, operate the same, and keep the same in good working order and condition, as further provided in Article
11. Tenant shall not install any equipment or fixtures, or use the same, so as to exceed the safe and lawful capacity of any utility equipment or lines serving the same. The installation, alteration, replacement or connection of any utility equipment and lines shall be subject to the requirements for alterations of the Premises set forth in Article 7. Tenant shall ensure that all HVAC equipment is installed and operated at all times in a manner to prevent roof leaks, damage, or noise due to vibrations or improper installation, maintenance or operation. Tenant shall at all times keep the Premises sufficiently heated or air-conditioned such that heated or chilled air is not drawn to or from the Premises. Notwithstanding the foregoing, Landlord shall be responsible for (and Tenant shall have no responsibility for) installation, maintenance and operation of Landlord's Work and for the equipment required in connection with the furnishing of utilities by Landlord as set forth in Exhibit D.

     B. UTILITIES PROVIDED BY LANDLORD. Landlord reserves the right from time to time to provide any or all utilities to the Premises. In such case, Tenant shall pay such charges as Landlord may establish from time to time, which Landlord may determine on a per square foot basis applicable to the square footage of the Premises as a monthly charge, or which Landlord may determine based on the quantity of utilities used or consumed at the Premises on a monthly or other regular basis. Such charges shall not exceed the rates, if any, that Landlord is permitted to charge pursuant to applicable Law and shall not exceed the rate that Tenant would be charged directly by the applicable utility company, plus Landlord's overhead (not to exceed fifteen percent [15%] of the actual cost). In addition, if Landlord establishes charges based on consumption or use: (i) such charges shall not be in excess of the rate that Tenant would be charged directly by the utility company serving the general area in which the Center is located, (ii) if the Premises are separately metered for such utilities, Tenant shall pay for amounts of such utilities based on such meters, and (iii) if the Premises are not separately metered for such utilities, Tenant shall pay for amounts of such utilities based on the reasonable estimates of Landlord's engineer or consultant, or at Landlord's election, shall pay Landlord's cost for installing separate meters, and shall thereafter pay based on such meters. If no such charges are established by Landlord, then the cost of such utilities shall be included as part of Center Expenses. Except to the extent prohibited by applicable Law, Landlord may also impose a reasonable administrativecharge to cover meter-reading and other overhead expenses. All such charges shall be payable as additional Rent ten (10) days after billed by Landlord. Landlord may discontinue providing any utilities then being provided by Landlord upon ten (10) days' advance written notice to Tenant (in which case Tenant shall obtain such utilities directly from the applicable utility company). If Landlord supplies ventilated air or chilled or heated air or water for air-conditioning or heating of the Premises, Landlord may nevertheless require that Tenant at Tenant's expense maintain, repair and replace any portion of the systems and equipment therefor exclusively serving the Premises, including without limitation any air handling equipment, ductwork and lines.

     C. INTERRUPTIONS. Landlord does not warrant that any utilities provided by Landlord will be free from shortages, failures, variations, or interruptions caused by repairs, maintenance, replacements, improvements, alterations, changes of service, strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or supplies, governmental requirements or requests, or other causes beyond Landlord's reasonable control. None of the same shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant's obligations under this Lease. Landlord in no event shall be liable for damages by reason of such shortage, failure, variation, or interruption, including without limitation, loss of profits, business interruption or other incidental or consequential damages. SEE PAGE 9A

                                   ARTICLE 11

                       MAINTENANCE AND REPAIR OF PREMISES

     A. TENANT MAINTENANCE AND REPAIRS. Tenant shall keep the Premises in good working order, repair and condition (which condition shall also be clean, sanitary, sightly and free of pests and rodents, and which repairs shall include necessary replacements and capital expenditures and compliance with all Laws now or hereafter adopted), except to the extent provided to the contrary in Article 14 respecting casualty damage. Tenant's obligations hereunder shall include but not be limited to Tenant's trade fixtures and equipment, security gates, ceilings, walls, storefront, entrances, signs, interior decorations, floor-coverings, wall-coverings, entry and interior doors, exterior and interior glass, plumbing fixtures, light fixtures and bulbs, keys and locks, fire extinguishers and fire protection systems, and equipment and lines for water, sewer (including free flow up to the common sewer line), HVAC, electrical, gas, steam, sprinkler and mechanical facilities, and other systems and equipment which serve the Premises exclusively whether located within or outside the Premises, and all alterations and improvements to the Premises whether installed by Landlord or Tenant. Tenant shall also at Landlord's option perform or reimburse Landlord for any repairs, maintenance and replacements to areas of the Center outside the Premises caused as a result of moving any furniture, fixtures, or other property to or from the Premises, or otherwise caused by Tenant or any other occupant of the Premises, or any of their employees, agents, invitees or contractors. Any repairs or other work by Tenant hereunder shall be deemed "Work" under Article 7, and shall be subject to all of the requirements thereunder, including Landlord's prior written approval. Tenant shall provide Landlord with evidence that any Work required hereunder has been performed from time to time within five (5) days after Landlord's request therefor. SEE PAGE 9A

     B. HVAC MAINTENANCE. If the Premises are served exclusively by any HVAC units or other systems or equipment, Tenant shall enter annual, written maintenance contracts with competent, licensed contractors reasonably approved or designated by Landlord. Such contracts shall include, and Tenant shall require that such contractors provide: (i) inspection, cleaning and testing at least monthly for HVAC units and semi-annually for other systems and equipment (or more frequently if required by applicable Law or if reasonably required by Landlord), (ii) any servicing, maintenance, repairs and replacements of filters, belts or other items determined to be necessary or appropriate as a result of such inspections and tests, or by the manufacturers' warranty, service manual or technical bulletins, or otherwise required to ensure proper and efficient

ARTICLE 10(C) INTERRUPTIONS.

Notwithstanding anything to the contrary contained herein, if, as a result of the negligence of Landlord, its agents or employees, there is an interruption or discontinuance in the furnishing by Landlord of any utilities to the Premises which results in Tenant being unable to operate at the Premises, and Tenant is closed at the Premises, for a period in excess of three (3) consecutive full days after notice to Landlord by Tenant, the Minimum Rent required under this Lease shall abate from the end of such period until the earlier of the date Tenant reopens at the Premises or such time as utility service is restored such that Tenant is again reasonably able to operate at the Premises, except such abatement shall not apply to the extent such Rent is reimbursable by rent (or business interruption) insurance carried by, or required to be carried by, Tenant.

ARTICLE 11(A) TENANT MAINTENANCE AND REPAIRS.

Notwithstanding anything contained in Article 11(A) to the contrary, Tenant shall not be responsible for the performance of any structural changes or structural repairs to the Premises or changes to the Center's building systems required by Law unless arising out of (i) Tenant's specific use or operations at the Premises, (ii) any act or omission of Tenant, or (iii) any improvement, alteration, addition or other work to the Premises made by Tenant. The foregoing does not in an way relieve Tenant from any responsibility to pay Tenant's Proportionate Share of Center Expenses as provided in this Lease.

                                       9A
operation, including emergency work, (iii) all other work as shall be reasonably required by Tenant, Landlord or Landlord's insurance carriers, (iv) a detailed record of all services performed, and (v) an annual service report at the end of each calendar year (Tenant shall provide Landlord with a copy of such annual reports promptly upon Tenant's receipt thereof). Not later than thirty (30) days prior to the Commencement Date and annually thereafter, Tenant shall provide Landlord with a copy of all maintenance contracts required hereunder, and written evidence reasonably satisfactory to Landlord that the annual fees therefor have been paid. Such maintenance contracts represent part of Tenant's obligations under this Article, and shall not be deemed to limit Tenant's general obligations to keep any HVAC equipment and other systems and equipment hereunder in good working order, repair and condition as further described in Paragraph A, above.

     C.     SHARED EQUIPMENT.

     D. LANDLORD MAINTENANCE AND REPAIRS. Landlord shall keep the Common Areas, the roof above, foundation, exterior walls other than storefront, common utility lines and other building systems if installed by Landlord to the point of connection for Tenant, and structural portions of the Premises in good working order and repair (the cost of which shall be included in Center Expenses, to the extent described in Article 28), provided that Tenant shall give Landlord reasonable prior notice of the necessity for such repairs, and further provided that any damage thereto shall not have been caused by any act or omission of, or violation of this Lease by, Tenant or any other occupant of the Premises, or any of their employees, agents, or contractors, in which event Landlord may perform or require that Tenant perform such repairs as provided above (without limiting Landlord's other remedies therefor).

                                   ARTICLE 12

                                  COMMON AREAS

     A. USE OF COMMON AREAS. Tenant may use the Common Areas to which, and for the purposes for which, other tenants at the Center are given access during the Term, subject to the following conditions:

     (1) The Common Areas shall be used by Tenant and Tenant's employees and invitees on a non-exclusive basis in common with employees and invitees of Landlord and other tenants and parties to whom the right to use the Common Areas has been or is hereafter granted.

     (2) Tenant shall not directly or indirectly conduct business in the Common Areas or make any use of the Common Areas which interferes in any way with the use of the Common Areas by other parties.

     (3) Tenant's use of the Common Areas shall be subject to the other provisions of this Lease, including without limitation, the Rules attached as Rider One hereto.

     (4) Tenant's right to use the Common Areas shall terminate upon the expiration or earlier termination of this Lease or Tenant's right to possession of the Premises.

     B. COMMON AREA MAINTENANCE AND CONTROL. Landlord shall administer, operate, clean, maintain and repair the Common Areas, and Tenant shall pay Tenant's Proportionate Share of Landlord's costs therefor as part of Center Expenses. Landlord reserves the right at all times to determine the nature and extent of all Common Areas, and shall have exclusive control and management thereof (except to the extent that Majors or other parties own or control portions thereof). Landlord shall have the right to close all or a portion of the Common Areas to discourage non-customer parking or prevent a dedication thereof to public use or otherwise prevent the acquisition of public rights in such areas, and shall have the right to take such other actions as are further described in Article 21. Landlord reserves the right to use, permit or deny the use of the Common Areas for any purpose which in Landlord's sole opinion may be in the best interests of the Center, including without limitation promotions, events, exhibits, displays, shows and other activities, provided that such use does not materially, adversely interfere with visibility of the Premises from the Common Areas or access to the Premises.

     C. INTERRUPTION OF SERVICES OR USE. Landlord does not warrant that any services to, or any use of, the Common Areas will be free from shortages, failures, variations, or interruptions caused by repairs, maintenance, replacements, improvements, alterations, changes of service, strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or other utilities or supplies, governmental requirements or requests, or other causes beyond Landlord's reasonable control. None of the same shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant's obligations under this Lease. Landlord in no event shall be liable for damages by reason of such shortages, failures, variations or interruptions, including without limitation loss of profits, business interruption or other incidental or consequential damages. SEE PAGE 10A

ARTICLE 12(C) INTERRUPTIONS OF SERVICES OR USE.

Notwithstanding anything to the contrary contained in Article 12(C), if, as a result of the negligence of Landlord, its agents or employees, there is an interruption or discontinuance in the furnishing by Landlord of Common Area services which results in Tenant being unable to operate at the Premises, and Tenant is closed at the Premises, for a period in excess of three (3) consecutive full days after notice from Tenant to Landlord, the Minimum Rent required under this Lease shall abate from the end of such period until the earlier of the date Tenant reopens at the Premises or such time as the Common Area services are restored such that Tenant is again reasonably able to operate at the Premises, except such abatement shall not apply to the extent such Rent is reimbursable by rent (or business interruption) insurance carried by, or required to be carried by, Tenant.

                                       10A

     D. DEFINITION OF COMMON AREAS. The term "Common Areas" herein means all areas of the Center which are now or hereafter made available by Landlord from time to time for the general use or benefit of Landlord, any Majors, other tenants at the Center, other parties to whom the right to use the Common Areas has been or is hereafter granted, and their employees and invitees, as such areas currently exist and as they may be changed from time to time. Without limiting the generality of the foregoing, the Common Areas may include, as designated by Landlord from time to time, any parking areas and structures (whether in tiers or at, above or below grade), mall enclosures and roofs covering Center buildings, entrances, sidewalks, streets or roadways, passageways, concourses, courts, arcades, service corridors, loading platforms and truck docks, delivery areas, escalators and elevators, ramps, stairs, landscaped and vacant areas, pedestrian bridges, skywalks, skybridges, arrival zones, public bathrooms, information and telephone booths, directory signs and equipment, common lighting facilities, drainage areas, lounges and shelters, package pick-up stations, drinking fountains, public comfort and first aid stations, public meeting rooms, auditoriums, bus stops, taxi stands, and all furniture, decorations, fixtures, improvements, Systems and Equipment, and other facilities, located in or serving any of the foregoing, except to the extent reserved for use by one or more designated tenants.

                                   ARTICLE 13

                  INSURANCE, SUBROGATION, AND WAIVER OF CLAIMS

     A. REQUIRED INSURANCE. Tenant shall maintain during the Term: (i) commercial general liability insurance, with a contractual liability endorsement covering Tenant's indemnity obligations under this Lease, and with limits of not less than $2,000,000 combined single limit for bodily injury, death, or property damage or destruction (including loss of use thereof) per occurrence, including liquor legal liability where appropriate, (ii) workers' compensation insurance as required by statute, and employer's liability insurance in the amount of at least $500,000 per occurrence, and (iii) "all-risk" property damage insurance ("Hazard Insurance") covering Tenant's inventory, personal property, furniture, floor coverings, fixtures and equipment, and all Work installed by Tenant for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, explosion, business interruption, and water damage of any type, including sprinkler leakage, bursting and stoppage of pipes. All insurance required hereunder shall be provided by responsible insurers rated at least A and 10 in the then current edition of Best's Insurance Guide and shall be licensed in the State in which the Center is located. Tenant's property damage insurance shall include full replacement cost coverage and the amount shall satisfy any coinsurance requirements under the applicable policy. Tenant's insurance shall be primary, and any insurance maintained by Landlord or any other additional insureds hereunder shall be excess and noncontributory. Landlord shall have the right, consistent with industry standards, to reasonably increase the amount or expand the scope of insurance to be maintained by Tenant hereunder from time to time.

     B. CERTIFICATES, SUBROGATION AND OTHER MATTERS. Tenant shall provide Landlord with certificates evidencing the coverage required hereunder (and, with respect to liability coverage showing Landlord and Landlord's managing agent for the Center and others designated by Landlord as additional insureds, and with respect to leasehold improvements showing Landlord as an additional insured). Tenant shall provide such certificates prior to the Commencement Date or Tenant's possession of the Premises or construction of improvements therein (whichever first occurs). Tenant shall provide renewal certificates to Landlord at least thirty (30) days prior to expiration of such policies. Such certificates shall state that the coverage may not be changed or cancelled without at least thirty (30) days' prior written notice to Landlord. The parties mutually hereby waive all rights and claims against each other for all losses covered by their respective personal insurance policies, and waive all rights of subrogation of their respective insurers. The parties agree that their respective personal insurance policies are now, or shall be, endorsed so that such waivers of subrogation shall not affect their respective rights to recover thereunder.

     C.     WAIVER OF CLAIMS.  SEE PAGE 11A

ARTICLE 13(C) WAIVER OF CLAIMS.

Landlord and Tenant mutually agree that with respect to any loss suffered by one of the parties (the "Loss Party") which is covered by the Hazard Insurance that the Loss Party actually maintains or was required to maintain under this Lease, the Loss Party releases the other party (the "Other Party") of and from any and all claims with respect to such loss to the extent of the amount of the Hazard Insurance the Loss Party was required to maintain or did maintain (whichever is higher) with respect thereto; and the parties further mutually agree that, in the event of the foregoing, the Loss Party's insurance company shall have no right of subrogation against the Other Party on account thereof. Nothing in this section shall be deemed to modify or otherwise affect releases of claims by the parties contained elsewhere in this Lease.

                                       11A

                                    ARTICLE 14

                                  CASUALTY DAMAGE

     A. RESTORATION BY LANDLORD. If the Premises shall be damaged by fire or other casualty, Landlord shall use available insurance proceeds to repair the Premises, except that Landlord shall not be required to repair or replace any of Tenant's furniture, furnishings, fixtures or equipment, or any alterations or improvements in excess of any Landlord's Work under Exhibit B hereto, and Landlord's obligations shall be subject to any governmental requirements or requirements of any Mortgagee(s) and such Mortgagee's right to control, apply or withhold such insurance proceeds. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof.

     B. RESTORATION BY TENANT. If Landlord repairs the Premises as provided herein, Tenant shall repair and replace Tenant's Work, all items required to be insured by Tenant hereunder, and all other items required to restore the Premises to the condition required under Article 11 of this Lease. Tenant shall commence such work within ten (10) days following substantial completion by Landlord of any repairs required by Landlord hereunder and shall proceed diligently therewith to completion. Tenant's work hereunder shall constitute "Work" under Article 7 and shall be subject to all of the provisions thereof. Tenant may close the Premises for business to the extent reasonably required in connection with such Work.

     C. ABATEMENT OF RENT. Landlord shall allow Tenant a proportionate abatement of Minimum Rent from the date of the casualty through the earlier of
(i) the date which is seventy-five (75) days after the date that Landlord substantially completes Landlord's repair obligations hereunder (or the date that Landlord would have substantially completed such repairs, but for delays by Tenant, its agents, employees, invitees, Transferees and contractors), and (ii) the date Tenant actually reopens for business in the Center, provided such abatement: (i) shall apply only to the extent the Premises are untenantable for the purposes permitted under this Lease and not used by Tenant as a result thereof, based proportionately on the square footage of the Premises so affected and not used, and (ii) shall not apply if Tenant or any other occupant of the Premises, or any of their employees, agents, invitees or contractors cause the damage.

     D. TERMINATION OF LEASE. Notwithstanding the foregoing to the contrary, Landlord may elect to terminate this Lease, if the Center is materially damaged by Tenant or any other occupant of the Premises, or any of their agents, employees, invitees or contractors, or if the Center is damaged by fire or other casualty or cause such that: (a) more than 25% of the Premises is affected by the damage, (b) the damage occurs less than one year prior to the end of the Term, (c) any Mortgagee(s) requires that the insurance proceeds or any portion thereof be applied to the Mortgage debt (or terminates the ground lease, as the case may be), or the damage is not fully covered by Landlord's insurance policies, or (d) in Landlord's reasonable opinion, the cost of the repairs, alterations, restoration or improvement work would exceed 25% of the replacement value of the Center or of the portion thereof owned or ground leased by Landlord (whether or not the Premises are affected). In any such case, Landlord may terminate this Lease by notice to Tenant within 120 days after the date of damage (such termination notice to include a termination date providing at least thirty (30) days for Tenant to vacate the Premises). Tenant agrees that Landlord's obligation to restore, and the abatement of Rent provided herein, shall be Tenant's sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate this Lease by reason of damage to the Premises or Center. SEE PAGE 12A

                                   ARTICLE 15

                                  CONDEMNATION

     If at least 20% of the rentable area of the Premises shall be taken by power of eminent domain or condemned by a competent authority or by conveyance in lieu thereof for public or quasi-public use ("Condemnation"), including any temporary taking for a period of one year or longer, this Lease shall terminate on the date possession for such use is so taken. If: (i) less than 20% of the Premises is taken, but the taking includes a material portion of the Center or of the portion thereof owned or ground leased by Landlord, or (ii) the taking is temporary and will be in effect for less than one year but more than thirty (30) days, then in either such event, Landlord or Tenant may elect to terminate this Lease upon at least thirty (30) days' prior written notice to the other party. The parties further agree that: (a) if this Lease is terminated, all Rent shall be apportioned as of the date of such termination or the date of such taking, whichever shall first occur, (b) if the taking is temporary, Rent shall be abated for the period of the taking (but the Term shall not be extended thereby), and (c) if this Lease is not terminated but any part of the Premises is taken, the Minimum Rent, Breakpoint, Taxes, Center Expenses, and Marketing Fund Charge shall be proportionately abated based on the square footage of the Premises so taken. Landlord shall be entitled to receive the entire award or payment in connection with such Condemnation and Tenant hereby assigns to Landlord any interest therein for the value of Tenant's unexpired leasehold estate or any other claim and waives any right to participate therein, except that Tenant shall have the right to file any separate claim available to Tenant for moving expenses and any taking of Tenant's personal property, and leasehold improvements installed and paid for by Tenant without reimbursement by Landlord, provided such award is separately payable to Tenant and does not diminish the award available to Landlord or any Mortgagee(s).

ARTICLE 14(D) TERMINATION OF LEASE.

(a) Notwithstanding anything to the contrary herein contained, in the event the Premises are damaged by fire, explosion or other casualty or occurrence to the extent of thirty percent (30%) or more of their insurable value at any time during the final twenty-four (24) calendar months of the Term of this Lease, then Tenant may elect to terminate this Lease by written notice to Landlord given within thirty (30) days after the happening of the event causing the damage.

(b)  Further, Landlord agrees that in the exercise of its rights under clauses
     (a) and (d) of this Article 14(D), Landlord shall not terminate this Lease unless the leases of the two (2) tenants whose premises are located on each side of and most immediately adjacent to the Premises are also terminated (provided such tenants' lease allow for termation by Landlord) or such spaces have been vacated or are otherwise vacant.

(c) In the event of any fire, explosion or other casualty or occurrence in which: (i) the Premises shall be damaged to the extent of more than fifty percent (50%) of the insurable value, and (ii) the Center (excluding any Major) is damaged to the extent of fifty percent (50%) or more of the insurable value; or in the event of any such damage in which the damage is caused by an occurrence not covered by the insurance that Landlord carries, then, unless Landlord elects to and does exercise its right to terminate this Lease, Landlord shall use reasonable efforts to give written notice to Tenant within thirty (30) days after such damage as to the approximate length of time Landlord will require in order to restore the Premises. If Landlord informs Tenant in such notice that it will take longer than twelve
     (12) months after receipt by Landlord of insurance proceeds for any reason other than Unavoidable Delays, Tenant may terminate this Lease upon thirty
     (30) days prior written notice to Landlord given after receipt of such notice. Further, if such restoration is not completed within twelve (12) months after receipt by Landlord of insurance proceeds for any reason other than Unavoidable Delays, Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord given after the expiration of said twelve (12) month period but prior to the completion of such restoration work by Landlord. In the event of any such termination, both Landlord and Tenant shall be relieved of their respective obligations under this Lease, saving and excepting those obligations accruing before the date of such termination.

(d) If the Center is damaged to the extent of fifty percent (50%) or more of the insurable value hereof, and Landlord, due to reasons other than Unavoidable Delays, does not commence reconstruction of such damage within one hundred fifty (150) days after the date of such casualty and, due to reasons other than Unavoidable Delays, does not thereafter diligently proceed to complete such reconstruction within twelve (12) months after receipt by Landlord of insurance proceeds relative thereto, Tenant may terminate this Lease upon no less than thirty (30) days prior written notice to Landlord given after receipt of such notice. Further, if such restoration is not completed within a twelve (12) month period after receipt by Landlord of insurance proceeds, due to reasons other than Unavoidable Delays. Tenant may terminate this Lease, upon no less than thirty (30) days prior written notice to Landlord given after the expiration of said one hundred fifty (150) day period but prior to the completion of such restoration work by Landlord. In the event of any such termination, both Landlord and Tenant shall be relieved of their respective obligations under this Lease, saving and excepting those obligations accruing before the date of such termination.

                                       12A

                                    ARTICLE 16

                               RETURN OF POSSESSION

     At the expiration or earlier termination of this Lease or Tenant's right of possession, Tenant shall surrender possession of the Premises in broom-clean condition and good repair (ordinary wear and tear and damage by casualty excepted), free of debris, and otherwise in the condition required under Article 11, and shall ensure that all signs, vaults, safes, shelving, showcases, mirrors, and movable trade fixtures and personal property have been removed therefrom (subject to Article 36) and that any damage caused thereby has been repaired. All leasehold improvements and other fixtures, such as light fixtures and HVAC equipment, plumbing fixtures, hot water heaters, fire suppression and sprinkler systems, wall coverings, carpeting and drapes, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord's property and shall remain, all without compensation, allowance or credit to Tenant. However, if prior to installation of such items Landlord so directs by notice, Tenant shall promptly remove such of the foregoing items as are designated in such notice and repair any damage to the Premises caused by such removal. If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises as required hereunder, Landlord may do so after at least ten (10) days prior written notice to, and Tenant shall pay Landlord the cost thereof upon demand. All property removed from the Premises by Landlord hereunder may be handled, discarded or stored by Landlord at Tenant's expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. All such property shall at Landlord's option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. If Landlord arranges for storage of any such property, Landlord shall have a lien against such property for costs incurred in removing and storing the same.

                                   ARTICLE 17

                                  HOLDING OVER

     Tenant shall pay Landlord 150% of the amount of Rent then applicable prorated on a per diem basis for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, together with all damages sustained by Landlord on account thereof. The foregoing provisions shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain a tenant at sufferance, bound to comply with all provisions of this Lease until Tenant vacates the Premises). Landlord shall have the right, at any time after expiration or earlier termination of this Lease or Tenant's right to possession, to reenter and possess the Premises and remove all property and persons therefrom, and Landlord shall have such other remedies for holdover as may be available to Landlord under other provisions of this Lease or applicable Laws.

                                   ARTICLE 18

               SUBORDINATION, ATTORNMENT AND MORTGAGEE PROTECTION

     This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Center, and all other encumbrances and matters of public record applicable to the Center, including without limitation, any reciprocal easement or operating agreements, covenants, conditions and restrictions (and Tenant shall not act or permit the Premises to be operated in violation thereof), provided, however, Tenant shall not be required to subordinate to a Mortgage that is entered into with a new mortgagee after the date of this Lease unless Tenant is furnished with a non-disturbance agreement from the Mortgagee on Mortgagee's standard form or a form which is otherwise reasonably acceptable to the Mortgagee, provided furnishing such non-disturbance agreement shall not be a condition to Tenant's subordination to the Mortgage if Tenant is in default. If any foreclosure or power of sale proceedings are initiated by any Mortgagee(s) or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such Mortgagee(s) or any purchaser at such sale, to attorn and pay Rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment. In the event of attornment, no Mortgagee(s) shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Mortgagee(s) becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Mortgagee(s), or (iii) bound by any future modification of this Lease not consented to by such Mortgagee(s). Any Mortgagee(s) may elect to make this Lease prior to the lien of its Mortgage, and if the Mortgagee(s) under any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant. Tenant agrees to give any Mortgagee(s) by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the name and address of such Mortgagee(s). Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Mortgagee(s) whose address has been so provided to Tenant shall have an additional period of thirty
(30) days in which to cure (or such additional time as may be required due to causes beyond such Mortgagee's control, including time to obtain possession of the Center by power of sale or judicial action). The provisions of this Article shall be self-operative; however, Tenant shall execute such documentation as Landlord or any Mortgagee(s) may request from time to time in order to confirm the matters set forth in this Article in recordable form. To the extent not expressly prohibited by Law, Tenant waives the provisions of any Law now or hereafter adopted which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant's obligations hereunder if such foreclosure or power of sale proceedings are initiated, prosecuted or completed.

                                   ARTICLE 19

                              ESTOPPEL CERTIFICATE

     Tenant shall from time to time, within fifteen (15) days after written request from Landlord, execute, acknowledge and deliver a statement: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or if this Lease is claimed not to be in force and effect, specifying the ground therefor) and the dates to which the Minimum Rent, Percentage Rent and other charges hereunder have been paid, and the amount of any Security Deposit, (ii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) certifying such other matters as Landlord may reasonably request, or as may be reasonably requested by Landlord's current or prospective Mortgagees, insurance carriers, auditors, and prospective purchasers. Any such statement may be relied upon by any such parties. If Tenant shall fail to execute and return such statement within the time required herein, Tenant shall be deemed to have agreed with the matters set forth in clauses (i), (ii), and (iii) above, and Landlord acting in good faith shall be authorized as Tenant's attorney-in-fact to execute such statement on behalf of Tenant (which shall not be in limitation of Landlord's other remedies therefor).

                                   ARTICLE 20

                           ASSIGNMENT AND SUBLETTING

     A. TRANSFERS. Tenant acknowledges that Landlord has entered this Lease in order to obtain the unique attraction of Tenant's trade name, the unique services and/or merchandising mix and product lines associated with Tenant's business and the unique combination of Tenant's apparent operating expertise and financial integrity. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (i) assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or extend, renew or modify any sublease, or (iii) permit the use of the Premises by any parties other than Tenant and its employees, whether as licensee, concessionaire, franchisee or otherwise (all of the foregoing are hereinafter referred to collectively as "Transfers" and any party to whom any Transfer is made or sought to be made is hereinafter referred to as a "Transferee"). Any Transfer made without complying with this Article shall, at Landlord's option, be null, void and of no effect (which shall not be in limitation of Landlord's other remedies). Whether or not Landlord grants consent, Tenant shall pay $750.00 towards Landlord's review and processing expenses, as well as any reasonable legal fees incurred by Landlord in connection therewith. SEE PAGE 14A

     B. PROCEDURE. If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord, which notice shall include: (a) a reference to the Center, Premises and this Lease, (b) the name and address of the proposed Transferee and a detailed description of the business operation proposed to be conducted in the Premises, (c) the proposed effective date (which shall not be less than 45 nor more than 180 days after Tenant's notice), (d) the terms of the proposed Transfer, a copy of all documentation pertaining thereto, and a detailed description of any alterations to the Premises required in connection with the Transfer, and (e) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof.

     C. CONSENT. If Landlord consents to a Transfer: (a) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, including without limitation, the purposes for which the Premises shall be used under Article 1, (b) Tenant shall remain fully liable for all obligations under this Lease, including without limitation, those obligations arising before and after the Transfer, and any assignee shall expressly assume all of Tenant's obligations, (c) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, and (d) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as cancelled and repossess the Premises by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall Default hereunder, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease).

     D. RECAPTURE. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within thirty (30) days after receipt of Tenant's notice of any proposed Transfer (which may be delivered to Landlord prior to Tenant's marketing of the Premises), to recapture the Premises. Such recapture notice shall cancel and terminate this Lease as of the date stated in Tenant's notice as the effective date of the proposed Transfer, unless Tenant revokes Tenant's notice of proposed Transfer by notice to Landlord within ten (10) days after Landlord's notice of recapture.

ARTICLE 20(A) TRANSFERS.

Landlord shall not unreasonably withhold consent to an assignment of this Lease
PROVIDED:

     (i) that such assignment or transfer shall in no manner relieve Tenant of any of the obligations undertaken by it under the Lease;

     (ii) the same shall not be binding on Landlord until a fully executed copy of such assignment, the assumption of this Lease by the assignee, and such other information regarding the assignment as Landlord may reasonably request shall have been delivered to Landlord within twenty (20) days of Landlord's request therefor, including but not limited to financial statements, bank references, credit reports, and information concerning the proposed assignee's character, reputation and business experience;

     (iii)  Tenant shall not then be in default under this Lease;

     (iv) in each instance such succeeding entity shall assume in writing all of the obligations of this Lease on the part of Tenant;

     (v) the net worth of the succeeding entity immediately following such assignment shall not be less than $3,000,000.00;

     (vi) in exercising its reasonable approval, Landlord shall be entitled to consider, among other things, the mix of tenants at the Center, the character and reputation of both the Center and the proposed Transferee (taking into account, among other things, the location of the Premises), the experience of the proposed Transferee (which shall in no event consist of less than three [3] years successful experience and positive EBITDA, as determined in Landlord's reasonable business judgment, that demonstrates a sustainable business operation) in operating a business of the type and character which is to be operated in the Premises, and the financial ability of the proposed Transferee; and

     (vii)  the Transferee shall operate under the trade name set forth in
Article 1 or such other trade name reasonably approved by Landlord.

                                       14A

     E.     INCREASE IN MINIMUM RENT.

     F. CERTAIN TRANSFERS. For purposes of this Lease, the term "Transfer" shall also include the following, whether accomplished directly or indirectly:
(a) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners, or a transfer of a majority of partnership interests, in the aggregate on a cumulative basis, or the dissolution of the partnership, and (b) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the: (i) dissolution, merger, consolidation or other reorganization of Tenant, (ii) sale or other transfer of more than a cumulative aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason of gift or death) or (iii) sale, mortgage, hypothecation or pledge of more than a cumulative aggregate of 50% of Tenant's net assets.

                                   ARTICLE 21

                          RIGHTS RESERVED BY LANDLORD

     Except to the extent expressly limited herein, Landlord reserves full rights to control the Center (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights:

     A. ACCESS TO PREMISES. Landlord and its authorized representatives may upon reasonable notice to Tenant (which notice may be delivered to a store manager of Tenant at the Premises, except as provided below), except in the case of emergency, in which case no notice need be given: (i) inspect the Premises,
(ii) exhibit the Premises to current and prospective tenants, purchasers, lenders, insurers, governmental authorities, and brokers, (iii) place in and upon the Premises or such other places as may be determined by Landlord "For Rent" signs or notices if Tenant shall abandon or vacate the Premises, (iv) upon notice at the address set forth herein for Tenant notices, enter or permit entry to the Premises in emergencies or for any other reasonable purpose, or for the purpose of exercising any other rights or remedies expressly granted or reserved to Landlord under this Lease or applicable Law, or to make any repairs, maintenance, improvements or alterations, or other work in or about the Center, and (v) upon notice at the address set forth herein for Tenant notices, in connection therewith, erect scaffolding and temporary barricades and take into, upon or through the Premises, materials required to perform the same, and if reasonably required, move Tenant's leasehold improvements, fixtures, property and equipment. However, in connection with entering the Premises to exercise any of the foregoing rights, Landlord shall take reasonable steps to minimize any interference with Tenant's business, and following completion of the work, return Tenant's leasehold improvements, fixtures, property and equipment to the original locations and condition to the fullest extent reasonably possible. SEE PAGE 15A

     B. RESERVED AREAS. Landlord reserves all rights to use (or grant other parties the right to use) and Tenant shall have no right, title or interest in: (i) the roof of the Center, (ii) exterior non-storefront portions of the Premises (including, without limitation, demising walls and outer walls of the area of the Center in which the Premises are located), (iii) air rights above the Premises and rights to the land and improvements below the floor level of the Premises, and (iv) areas within the Premises necessary for utilities, services, safety and operation of the Center that will not materially interfere with Tenant's use of the Premises, including the Systems and Equipment, fire stairways, and space between the suspended ceiling of the Premises and the slab of the floor or roof of the Center thereabove. If the Premises does not contain a suspended ceiling, the Premises shall extend vertically to the height where, in Landlord's reasonable opinion, a suspended ceiling would otherwise exist, and Landlord reserves the right to install a suspended ceiling and use the area thereabove.

     C. REMEASUREMENT. Landlord and Tenant each reserve the right to remeasure the Premises at any time within sixty (60) days of the Commencement Date . All measurements shall be made from the outside of exterior walls, shaft walls or corridors or the center of any common walls, without deduction for columns, stairs or other interior construction or equipment, and shall include any basements and mezzanines in the Premises. If any remeasurement determines that the Premises contain a different number of square feet than set forth in
Article 1, the Minimum Rent, Breakpoint, Center Expenses, Taxes, Marketing Fund Charge, and Security Deposit shall be adjusted retroactively and prospectively on a pro rata basis to reflect the number of square feet determined by such remeasurement. Upon either party's request, the revised square footage shall be confirmed in an amendment to this Lease signed by both parties.

     D. ACCESS TO CENTER. Landlord may prevent or restrict access to the Center or designated portions thereof by such security procedures as Landlord may from time to time impose on days and hours when the Center is, or portions thereof are, closed for business to the public. Landlord reserves the right to control, prevent access by and remove, any person whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Center, or who in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs.

ARTICLE 21(A) ACCESS TO PREMISES.

If for a reason other than a violation of this Lease by Tenant, or the act, omission or negligence of Tenant, Landlord performs work within the Premises and such work causes interference to Tenant's business operations such that Tenant cannot reasonably operate for business at the Premises, and does not operate at the Premises, in excess of three (3) consecutive full days after notice to Landlord, Minimum Rent under this Lease shall abate from the end of said period until the earlier of the date Tenant reopens in the Premises or the date Landlord's work diminishes or stops such that Tenant can again reasonably operate for business within the Premises, except the aforesaid abatement shall not apply to the extent Tenant carries, or is required to carry, rent insurance.

                                       15A

     E. EMERGENCY CLOSINGS. Landlord shall have the right (but not the obligation) to limit or prevent access to all or any portion of the Center, shut down elevator and escalator service, activate emergency controls or procedures, or otherwise take such action or preventive measures deemed necessary by Landlord for the safety of tenants or other occupants of the Center or the protection of the Center or other property located thereon or therein, in case of fire or other casualty, riot or other civil disorder, strike or labor unrest, public excitement or other dangerous condition, or threat thereof.

     F. OTHER TENANTS. Landlord reserves the right to lease any portion of the Center to such other tenants as Landlord, in Landlord's sole discretion, deems appropriate, whether or not engaged in the same or similar business for which Tenant is permitted to use the Premises under this Lease. Tenant acknowledges that Landlord has made no representations as to the presence of any specific tenant or number or types of tenants at the Center as of or after the Commencement Date, hours or days that such other tenants shall or may be open for business, or gross sales which may be achieved by Tenant or any other tenants at the Center. A vacation or abandonment of its premises or cessation of business in the Center by any other tenant or occupant shall not release or excuse Tenant from Tenant's obligations under any provision of this Lease.

     G.     INSUFFICIENT GROSS SALES.

     H. CHANGES TO THE CENTER. Landlord reserves the right to: (i) change the name of the Center and the address or designation of the Premises or the building in which the Premises are located, (ii) install, maintain, alter and remove signs on or about the exterior and interior of the Center, (iii) and grant easements and other interests and rights in the Center to other parties,
(iv) add, alter, expand, reduce, eliminate, relocate or change the shape, size, location, character, design, appearance, use, number or height of any permanent or temporary buildings, structures, improvements, surface parking, subterranean and multiple level parking decks, kiosks, planters, pools, waterfalls, parking areas, driveways, landscaped areas and other Common Areas, change the striping of parking areas and direction and flow of traffic, and convert Common Areas to leasable areas and leasable areas to Common Areas, (v) enclose any mall or other area, or remove any such enclosure, or add one or more additional levels or stories to the Center or any portion thereof, whether or not the Premises are contained therein, and add structural support columns that may be required within the Premises or Common Areas, (vi) relocate any HVAC equipment serving the Premises installed on the roof or other area outside the Premises if Landlord constructs an additional story or level or otherwise alters the Center, and (vii) in connection with the foregoing matters, or with any other inspections, repairs, maintenance, improvements or alterations in or about the Center, or as a result of any casualty, incident, strike, condemnation, act of God, Law or governmental requirement or request, or any other cause, erect scaffolding, barricades, and other structures reasonably required in, or otherwise close, Common Areas or portions thereof, including but not limited to public entry ways and areas, restrooms, stairways, escalators, elevators and corridors. However, in connection with exercising such rights, Landlord shall:
(a) take reasonable steps to minimize or avoid any denial of access to the Premises or visibility of the Premises from the Common Area, except when necessary on a temporary basis, (b) take reasonable steps to avoid materially changing the configuration or reducing the square footage of the Premises, unless required by Laws or other causes beyond Landlord's reasonable control (and in the event of any permanent material reduction, the Minimum Rent, Breakpoint, Center Expenses, Taxes, and Marketing Fund Charge shall be proportionately reduced), (c) at Landlord's expense, move Tenant's entrance doorway if access thereto is materially impaired, and (d) if Landlord enters the Premises in connection with any of the foregoing matters, comply with Paragraph A above. Landlord agrees that the Center shall never become a discount or off-price shopping center.

     I.     TERMINATION OR RELOCATION.

                                   ARTICLE 22

                              LANDLORD'S REMEDIES

     A. DEFAULT. The occurrence of any one or more of the following events shall constitute a "Default" by Tenant and shall give rise to Landlord's remedies set forth in Paragraph (B), below: (i) failure to make when due any payment of Rent, unless such failure is cured within five (5) days after notice,
(ii) failure to observe or perform any term or condition of this Lease other than the payment of Rent, unless such failure is cured within any period of time following notice expressly provided in other Articles hereof, or otherwise within a reasonable time, but in no event more than thirty (30) days following notice (or such additional time as may be required if such failure cannot be cured within thirty (30) days and Tenant is diligently prosecuting such cure, not to exceed an aggregate of 150 days, due to Unavoidable Delays as described in Article 28), or (iii) (a) making by Tenant or any guarantor of this Lease ("Guarantor") of any general assignment for the benefit of creditors, (b) filing by or against Tenant or any Guarantor of a petition to have Tenant or such Guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy or insolvency (unless, in the case of a petition filed against Tenant or such Guarantor, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty
(30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant's assets located on the Premises or of Tenant's interest in this Lease, (e) Tenant's or any Guarantor's convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debt, (f) Tenant's or any Guarantor's insolvency or admission of an inability to pay its debts as they mature, or (iv) a violation by Tenant or any affiliate of Tenant under any other lease or agreement with Landlord relating to the Center which is not cured within the time permitted for cure thereunder. Failure by Tenant to comply with the same term or condition of this Lease on two occasions during any twelve month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord's option, to constitute an incurable Default. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law; provided, Landlord may at any time and from time to time elect to comply with such notice and cure periods as may be provided by Law in lieu of the notice and cure periods provided herein.

     B. REMEDIES. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth to the extent permitted by Law, which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law or other provisions of this Lease:

     (1) Landlord may terminate Tenant's right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, with or without terminating this Lease (and if applicable Law permits, and Landlord shall not have expressly terminated this Lease in writing, any such action shall be deemed a termination of Tenant's right to possession only). In such event, Landlord may recover from Tenant: (i) any unpaid Rent as of the termination date, (ii) the amount by which: (a) any unpaid Rent which would have accrued after the termination date during the balance of the Term exceeds (b) the reasonable rental value of the Premises under a lease substantially similar to this Lease for the balance of the Term, taking into account among other things, the condition of the Premises, market conditions and the period of time the Premises may reasonably remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant, and Costs of Reletting (as defined in Paragraph l below) that Landlord may incur in order to enter such replacement lease, and (iii) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant's failure to perform its obligations under this Lease. For purposes of computing the amount of Rent herein that would have accrued after the termination date, Tenant's obligation for Percentage Rent shall be projected based on Tenant's average annual Gross Sales for the 36 months (or lesser period, if 36 months of the Term have not expired) preceding Tenant's Default, and Tenant's obligations for Taxes, Center Expenses, and Marketing Fund Charge shall be projected, based upon the average rate of increase, if any, in such items from the Commencement Date through the termination date. The amounts computed in accordance with the foregoing subclauses (a) and (b) shall both be discounted in accordance with accepted financial practice at the rate of five percent (5%) per annum to the then present value.

     (2) Landlord may terminate Tenant's right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, with or without terminating this Lease (and if applicable Law permits, and Landlord shall not have expressly terminated this Lease in writing, any such action shall be deemed a termination of Tenant's right of possession only). In such event, Landlord may recover from Tenant: (i) any unpaid Rent as of the date possession is terminated, (ii) any unpaid Rent which accrues during the Term from the date possession is terminated through the time of judgment (or which may have accrued from the time of any earlier judgment obtained by Landlord), less any consideration received from replacement tenants as further described and applied pursuant to Paragraph l, below, and (iii) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant's failure to perform its obligations under this Lease, including without limitation, all Costs of Reletting (as defined in Paragraph l). Tenant shall pay any such amounts to Landlord as the same accrue or after the same have accrued from time to time upon demand. At any time after terminating Tenant's right to possession as provided herein, Landlord may terminate this Lease as provided in clause (1) above by written notice to Tenant, and Landlord may pursue such other remedies as may be available to Landlord under this Lease or applicable Law.

     C. MITIGATION OF DAMAGES. If Landlord is required by applicable Law to mitigate damages under this Lease: (a) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space at the Center, (b) Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Center before reletting all or any portion of the Premises, and (c) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period, taking into account the factors described in clause B(1), above. In recognition that the value of the Center depends on the rental rates and terms of leases therein, Landlord's rejection of a prospective replacement tenant based on an offer of rentals below Landlord's published rates for new leases of comparable space at the Center at the time in question, or at Landlord's option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord's damages.

     D. RELETTING. If this Lease or Tenant's right to possession is terminated, or Tenant vacates or abandons the Premises, Landlord may: (i) enter and secure the Premises, change the locks, install barricades, remove any improvements, fixtures or other property of Tenant therein, perform any decorating, remodelling, repairs, alterations, improvements or additions and take such other actions as Landlord shall determine in Landlord's sole discretion to prevent damage ordeterioration to the Premises or prepare the same for reletting, and (ii) relet all or any portion of the Premises (separately or as part of a larger space), for any rent, use or period of time (which may extend beyond the Term hereof), and upon any other terms as Landlord shall determine in Landlord's sole discretion, directly or as Tenant's agent (if permitted or required by applicable Law). The consideration received from such reletting shall be applied pursuant to the terms of Paragraph l hereof, and if such consideration, as so applied, is not sufficient to cover all Rent and damages to which Landlord may be entitled hereunder, Tenant shall pay any deficiency to Landlord as the same accrues or after the same has accrued from time to time upon demand, subject to the other provisions hereof.

     E.     SPECIFIC PERFORMANCE, COLLECTION OF RENT AND ACCELERATION.
Landlord shall at all times have the right without prior demand or notice except as required by applicable Law to: (i) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease or restrain or enjoin a violation of any provision hereof, and Tenant hereby waives any right to require that Landlord post a bond in connection therewith, and (ii) sue for and collect any unpaid Rent which has accrued. Notwithstanding anything to the contrary contained in this Lease, to the extent not expressly prohibited by applicable Law, in the event of any Default by Tenant, Landlord may terminate this Lease or Tenant's right to possession and accelerate and declare that all Rent reserved for the remainder of the Term shall be immediately due and payable (in which event, Tenant's obligations for Percentage Rent, Taxes, Center Expenses, and Marketing Fund Charge herein that would have accrued thereafter shall be projected in the manner described in Section B(1), above); provided the Rent so accelerated shall be discounted in accordance with accepted financial practice at the rate of five percent (5%) per annum to the then present value, and Landlord shall, after receiving payment of the same from Tenant, be obligated to turn over to Tenant any actual net reletting proceeds (net of all Costs of Reletting) thereafter received during the remainder of the Term, up to the amount so received from Tenant pursuant to this provision.

     F. LATE CHARGES AND INTEREST. Tenant shall pay, as additional Rent, a service charge of Two Hundred Dollars ($200.00) for bookkeeping and administrative expenses, if any portion of Rent is not received when due. If Landlord rightfully issues a Notice of Default to Tenant, Tenant shall pay Landlord an additional service charge in the amount of One Hundred Dollars ($100.00). In addition, any Rent not paid when due shall accrue interest from the due date at the Default Rate until payment is received by Landlord. Such service charges and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord's right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.

     G. LANDLORD'S CURE OF TENANT DEFAULTS. If Tenant fails to perform any obligation under this Lease for thirty (30) days after notice thereof by Landlord (except that no notice shall be required in emergencies), Landlord shall have the right (but not the duty), to perform such obligation on behalf and for the account of Tenant. In such event, Tenant shall reimburse Landlord upon demand, as additional Rent, for all expenses incurred by Landlord in performing such obligation together with an amount equal to fifteen percent (15%) thereof for Landlord's overhead, and interest thereon at the Default Rate from the date such expenses were incurred. Landlord's performance of Tenant's obligations hereunder shall not be deemed a waiver or release of Tenant therefrom.

     H. BAD RENT CHECKS. If during the Term, as it may be extended, Landlord receives two (2) or more checks from Tenant which are returned by Tenant's bank for insufficient funds, Landlord may require that all checks thereafter be bank certified or cashier's checks (without limiting Landlord's other remedies). All bank service charges resulting from any bad checks shall be borne by Tenant.

     I.     OTHER  MATTERS.   No re-entry or repossession, repairs, changes,
alterations and additions, reletting, acceptance of keys from Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or accept a surrender of the Premises, nor shall the same operate to release the Tenant in whole or in part from any of the Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. Landlord may bring suits for amounts owed by Tenant hereunder or any portions thereof, as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord's right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment. Landlord may pursue one or more remedies against Tenant and need not make an election of remedies until findings of fact are made by a court of competent jurisdiction. All rent and other consideration paid by any replacement tenants shall be applied, at Landlord's option: first, to the Costs of Reletting, second, to the payment of all costs of enforcing this Lease against Tenant or any Guarantor, third, to the payment of all interest and service charges accruing hereunder, fourth, to the payment of Rent theretofore accrued, and the residue, if any, shall be held by Landlord and applied to the payment of other obligations of Tenant to Landlord as the same become due (with any remaining residue to be retained by Landlord). "Costs of Reletting" shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises (whether to prevent damage or to prepare the Premises for reletting), brokerage commissions, advertising costs, attorneys' fees, any economic incentives given to enter leases with replacement tenants, and costs of collecting rent from replacement tenants. Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues after the date of any Default by Tenant. The times set forth herein for the curing of violations by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease or Tenant's right to possession after this Lease or Tenant's right to possession is terminated based on a Default by Tenant.

                                      ARTICLE 23

                               LANDLORD'S RIGHT TO CURE

     If Landlord shall fail to perform any obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant or such additional time as may be required due to Unavoidable Delays. If Landlord shall fail to cure within the time permitted for cure herein, Landlord shall be subject to such claims for damages and remedies as may be available to Tenant (subject to the other provisions of this Lease); provided, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set off, or abate Rent.

                                      ARTICLE 24

                                   INDEMNIFICATION

     Except to the extent arising from the intentional or negligent acts of Landlord or Landlord's agents or employees, Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorneys' fees arising from or relating to any violation of Law, loss of life, diminution in value of the Center, damage or injury to persons, property or business occurring in, about or from the Premises, or directly or indirectly caused by or in connection with any violation of this Lease or use of the Premises or Center by, or any other negligent act or omission of, Tenant, any other occupant of the Premises, or any of their respective agents, employees, or contractors. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any "Work" as described in Article 7, the use or consumption of any utilities in the Premises under Article 10, any repairs or other work by or for Tenant under Article 11 and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any "Hazardous Material" as described in Article 26 (whether or not such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional or negligent acts of Landlord or Landlord's agents or employees.

                                      ARTICLE 25

                  SAFETY AND SECURITY DEVICES, SERVICES AND PROGRAMS

     Landlord shall have no obligation to provide any safety or security devices, services or programs for Tenant or the Center and shall have no liability for failure to provide the same or for inadequacy of any measures provided. However, Landlord may institute or continue such safety or security devices, services and programs as Landlord reasonably necessary. The costs and expenses of instituting and maintaining such devices, services and programs shall be borne by Tenant as a part of Center Expenses. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and enhance safety, may not in given instances prevent theft or other injurious acts or ensure safety of parties or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented, is assumed by Tenant with respect to Tenant's property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such acts and other losses, beyond that described in Article 13. Tenant agrees to cooperate in any safety or security program developed by Landlord or required by Law.

                                   ARTICLE 26

                              HAZARDOUS MATERIALS

     A. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any "Hazardous Material" (as defined below) upon or about the Center, or permit Tenant's employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Center. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in the business or activity expressly permitted to be undertaken in the Premises under Article 1, provided:
(a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant's business therein, strictly in accordance with applicable Law, prevailing standards, and the manufacturers' instructions therefor, (b) such substances shall not be disposed of, released or discharged in the Center, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord's trash removal contractor requires that any suchsubstances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant's expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), (d) any remaining such substances shall be completely, properly and lawfully removed from the Center upon expiration or earlier termination of this Lease, and (e) for purposes of removal and disposal of any such substances, Tenant shall be named as the owner and generator, obtain a waste generator identification number, and execute all permit applications, manifests, waste characterization documents and any other required forms.

     B. Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury resulting from any Hazardous Material on the Premises, (iii) any release, discharge or nonroutine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises or in violation of this Article, and
(iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list, certified to be true and complete, identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet ("MSDS") issued by the manufacturer therefor, and such other information as Landlord may reasonably require or as may be required by Law.
The term "Hazardous Material" for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

     C. If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Center in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Center and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant's expense (without limiting Landlord's other remedies therefor). Such clean up and removal work shall be subject to Landlord's prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any court or governmental body having jurisdiction or reasonably required by Landlord. If Landlord or any Mortgagee(s) or governmental body arranges for any tests or studies showing that this Article has been violated, Tenant shall pay for the costs of such tests. If any Hazardous Material is released, discharged or disposed of on or about the Center and such release, discharge or disposal is not caused by Landlord or Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 14 to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

                                   ARTICLE 27

                           CAPTIONS AND SEVERABILITY

     The captions of the Articles and Paragraphs of this Lease are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. If any term or provision of this Lease or portion thereof shall be found invalid, void, illegal, or unenforceable generally or with respect to any particular party, by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions or the remaining portion thereof, or its enforceability with respect to any other party.

                                   ARTICLE 28

                                  DEFINITIONS

     A. "Center" shall mean the building or structure in which the Premises are located together with the Common Areas, and all parcels or tracts of land owned or ground leased by Landlord from time to time on which all or any portion of the foregoing items are located and any fixtures, Systems and Equipment, furniture and other personal property owned or leased by Landlord located thereon or therein and used in connection therewith. .

     B. "Center Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any calendar year any portion of which occurs during the Term in connection with the management, repair, maintenance, replacement, insurance and operation of the Center, including, without limitation, any amounts paid for: (a) utilities, including but not limited to electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (b) permits, licenses and certificates necessary to operate and manage the Center, and costs of complying with other legal requirements which become effective after the Commencement Date, including, without limitation, the "ADA" (as described in Article 39), (c) insurance applicable to the Center, which may include without limitation, commercial liability insurance for personal injury, death, property damage, defamation and false arrest, "all risk" insurance on the Center, including without limitation, earthquake, flood, boiler and rent loss coverage, automobile, worker compensation and employer liability insurance, (d) supplies, materials, tools, equipment, and vehicles used in the operation, repair, maintenance and security, floor care and cleaning, landscaping, and other services for the Center, including rental, installment purchase and financing agreements therefor and interest thereunder, (e) accounting, legal, inspection, consulting and other services, (f) wages, salaries, bonuses, and other compensation and benefits for any manager, personnel and other parties engaged in the operation, maintenance or security of the Center, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, data or payroll processing expenses relating thereto (if the manager or other personnel are located off-site and handle other properties, the foregoing expenses shall be allocated appropriately between the Center and such other properties), (g) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any development of which the Center is part, (h) alarm monitoring and security service, janitorial service, trash removal, removal of ice and snow (and salting and sanding in connection therewith), (i) parking surcharges or fees that may result from any environmental or other Law or guideline, and the cost of obtaining, providing and operating public transportation or shuttle bus systems to bring customers or workers to or from the Center if required by such Laws or guidelines, (j) the costs of operating and maintaining any on-site office at the Center, including without limitation, the fair rental value thereof, telephone charges, postage, stationery and photocopying expenses, (k) music programs and equipment, whether rented or purchased, (l) telephone directory listings for the Center, (m) appropriate reserves for operation of the Center and for covering uninsured portions, including deductible amounts, of casualty damage and general liability claims relating to the Center, (n) operation, maintenance, repair, installation, replacement, inspection, testing, painting, decorating and cleaning of: (i) elevators, escalators, fire exits pedestrian bridges, skywalks, skybridges, arrival zones and stairways, (ii) sidewalks, curbs, gutters, guardrails, bumpers, fences, flagpoles, flags, banners, bicycle racks, Center identification and pylon signs, directional signs, traffic signals and markers, including those located off-site but installed for the benefit of the Center, (iii) loading and service areas and driveways (including sweeping, cleaning, re-striping, repairing, sealing, re-surfacing and replacement), (iv) storm and sanitary drainage systems, including disposal plants, lift stations and detention ponds and basins, (v) irrigation systems, (vi) any Systems and Equipment, (vii) interior and exterior planting, replanting and replacement of flowers, shrubbery, plants, trees, grass, sod and other landscaping, (viii) all portions of buildings, both interior and exterior, in the Center, including without limitation, Common Areas and fixtures, equipment and other items therein or thereon, including but not limited to floors, floor coverings, corridors, ceilings, foundations, walls, wall-coverings, restrooms, lobbies, canopies, skylights, trash and ash cans and receptacles, trash compactors, planters, waterfalls, fountains, pools, benches, furniture, doors, locks and hardware, windows, glass and glazing, (ix) gutters and downspouts, roof flashings and roofs (including repairs and replacements), and (o) an amount equal to fifteen percent (15%) of all of the foregoing costs and expenses as a liquidation of Landlord's general off-site overhead (which amount shall be in addition to the compensation and related expenses for the manager and other aforementioned expenses). The foregoing provision is for definitional purposes only and shall not be construed to impose any obligation upon Landlord to incur such expenses. Landlord reserves the right to: (x) determine and bill Tenant's Proportionate Share of insurance costs relating to the Center separately from other Center Expenses, and (y) include Taxes attributable to the Common Areas as a part of Center Expenses rather than determining and billing the same separately. Notwithstanding the foregoing, Center Expenses shall not, however, include:

     (i) interest and amortization on Mortgages, and other debt costs or ground lease payments, if any, except as provided herein; depreciation of buildings and other improvements (except permitted amortization of certain capital expenditures as provided below); improvements, repairs or alterations to spaces leased to other tenants; the cost of providing any service directly to and paid directly by, any tenant; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Center Expenses in the year in which received); and

     (ii)   capital  expenditures,  except  those:   (a) made primarily to
reduce Center Expenses, or to comply with any Laws or other governmental requirements which become effective after the Commencement Date,, or (b) for repairs or replacements (as opposed to additions or new improvements, except that Landlord shall be permitted to include new improvements involving pylon or other signs for the Center or the upgrading or addition of lights in the parking and other Common Areas); provided, all such permitted capital expenditures (together with reasonable finance charges) shall be amortized for purposes of this Lease over three (3) years. Tenant shall be responsible for Tenant's Proportionate Share of such permitted amortization of capital expenditures during the Term, including any remaining amortization of permitted capital expenditures made prior to the Commencement Date. SEE PAGE 22A

     C.     "Common Areas" shall have the meaning specified therefor in Article
12.

     D. "CPI" shall mean the Consumer Price Index for All Urban Consumers, All Items (Base year 1982-1984 = 100) published by the United States Department of Labor, Bureau of Labor Statistics, All City Average. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained hereunder if the CPI were not so revised. If the CPI becomes unavailable to the public because publication is discontinued, or otherwise, Landlord shall substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by a governmental agency, major bank, other financial institution, university or recognized financial publisher.

     E. "Default Rate" shall mean three percent (3%) per annum over the Prime Rate, or the highest rate permitted by applicable Law, whichever shall be less. SEE PAGE 22A

     F.     "Gross Sales" shall have the meaning specified therefor in Article
3.

     G.     "HVAC" shall mean heating, ventilating and air-conditioning.

     H. "Landlord" and "Tenant" shall be applicable to one or more parties as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine; and if there be more than one, the obligations thereof shall be joint and several. For purposes of any provisions indemnifying or limiting the liability of Landlord, the term "Landlord" shall include Landlord's present and future partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, Mortgagees, agents, affiliates, investment advisors, successors and assigns.

     I. "Law" or "Laws" shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are binding precedents in the state in which the Center is located, and decisions of federal courts applying the Laws of such state, at the time in question.

     J. "Lease Year" shall mean each calendar year or portion thereof during the Term, and any initial or final partial years are sometimes referred to herein as "Partial Lease Years"; provided, Landlord reserves the right to change the "Lease Year" to each consecutive twelve month period commencing on the Commencement Date or such other date as Landlord shall designate by notice to Tenant.

     K. "Major" shall mean any store of any type in excess of 25,000 square feet of rentable area and any restaurant or theatre in.

     L. "Mortgage" shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Center or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

     M. "Mortgagee(s)" shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor.

     N.     "Rent" shall have the meaning specified therefor in Article 4.

     O. "Systems and Equipment" shall mean any plant, machinery, transformers, ducts, cables, wires, and other equipment, facilities, and systems designed to supply light, heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of any electrical, gas, steam, plumbing, water, sewer, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment for the Center, except to the extent that any of the same serves any tenant exclusively or is subject to shared tenant use as described in Article 11.

     P. "Taxes" shall mean all federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, required installments of assessments, charges or other impositions of every kind and nature, whether foreseen or unforeseen, general, special, ordinary or extraordinary (unless required to be paid by Tenant under Article 4), respecting the Center, including without limitation, real estate and other ad valorem taxes, general and special assessments, interest on any special assessments paid in installments, transit taxes, water and sewer rents, taxes based upon the receipt of rent including, without limitation, gross receipts taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, Systems and Equipment, appurtenances, furniture and other personal property used in connection with the Center which Landlord shall pay during any calendar year, any portion of which occurs during the Term (without regard to any different fiscal year used by such government or municipal authority except as provided in Article

ARTICLE 28(B) DEFINITIONS.

Center Expenses shall also not include:

1.   Costs incurred in the initial development or construction of Center; and

2. Costs of correcting bonafide defects in the original construction of the Center (this shall in no event include the cost of maintenance or repair resulting from wear and tear or by damage by outside elements).

ARTICLE 28(E) DEFINITIONS.

"Prime Rate" shall mean the prime, base or reference lending rate from time to time announced by the First National Bank of Chicago or any successor thereto. If such rate shall cease to be quoted by the First National Bank of Chicago or any successor thereto, or if the successor to the First National Bank of Chicago cannot be reasonably determined by Landlord, then the Prime Rate shall be a publicly quoted reference lending rate reasonably designated by Landlord.

                                       22A

5). Notwithstanding the foregoing, Taxes shall not include excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Center). If the method of taxation of real estate prevailing to the time of execution hereof shall be, or has been altered, so as to cause the whole or any part of the taxes now, hereafter or theretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Center shall be included within the term "Taxes", except that the same shall not include any enhancement of said tax attributable to other income of Landlord. Tenant shall pay increased Taxes whether Taxes are increased as a result of increases in the assessment or valuation of the Center (whether based on a sale, change in ownership or refinancing of the Center or otherwise), increases in tax rates, reduction or elimination of any rollbacks or other deductions available under current law, scheduled reductions of any tax abatement, elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever. Where allowed by Law, Landlord shall elect to pay Taxes over the longest permitted amortization period. In addition, Landlord may include in Taxes any actual, out-of-pocket expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes (including without limitation, fees for attorneys, consultants, appraisers and other experts) in the calendar year such expenses are paid.

     Q. "Tenant's Proportionate Share" shall be a fraction equal to the rentable square footage of the Premises set forth in Article 1 (as the same may be remeasured pursuant to Article 21) divided by the total rentable square footage of the Center; provided Landlord may exclude from such rentable floor space of the Center, at Landlord's option, any portions of the
Center: (i) not occupied and open for business during all or any portion of the subject year, SEE PAGE 23A (ii) leased to or used by other parties as Majors, theatres, restaurants, kiosks, (not to exceed an aggregate of 2,000 square feet in the Center) storage areas, or premises which do not front on any enclosed mall area of the Center, where such parties are not required to pay a full pro rata share of Center Expenses or Taxes, as the case may be, pursuant to a lease or other agreement with Landlord, and (iii) with respect to Taxes, areas of the Center for which separate Tax bills are received and which are the sole responsibility of separate parties pursuant to a lease or other agreement with Landlord; provided, Landlord shall also deduct from Center Expenses or Taxes, as the case may be, all amounts received from such excluded parties for Center Expenses or Taxes. If the Center shall be part of or shall include any space used for office, medical, dental or other non-retail purposes, Landlord may determine separately and allocate Taxes or Center Expenses between the retail and non-retail areas of the Center, in accordance with sound accounting and management principles, in which event Tenant's Proportionate Share shall be based on the ratio of the rentable area of the Premises to the rentable floor space of the buildings, structures or areas for which Landlord separately determines such Taxes or Center Expenses, subject to the adjustments set forth above.

     R. "Unavoidable Delays" shall mean delays due to strikes, lockouts, labor troubles, inability to procure labor or materials or reasonable substitutes therefor, failure of power, governmental requirements, restrictions or Laws, fire or other casualty damage, war or civil disorder, or other causes beyond the reasonable control of the party delayed; provided, Unavoidable Delays hereunder shall not include delays resulting from changes in economic or market conditions, or financial or internal problems of the parties or problems that can be satisfied by the payment of money.

                                      ARTICLE 29

                                        RULES

     Tenant shall comply with all of the rules which are set forth in Rider One attached to this Lease, as the same may be amended or supplemented hereunder (the "Rules"). Landlord shall have the right by notice to Tenant or by posting at the Center to reasonably amend such Rules and supplement the same with other reasonable Rules relating to the Center or the promotion of safety, care, cleanliness or good order therein. Nothing herein shall be construed to give Tenant or any other party any claim against Landlord arising out of the violation of such Rules by any other tenant, occupant or visitor of the Center, or out of the enforcement, modification or waiver of the Rules by Landlord in any particular instance. Landlord shall not act in a discriminatory fashion against Tenant in the enforcement of the Rules in relation to other similarly situated in-line tenants at the Center.

                                      ARTICLE 30

                                      NO WAIVER

     No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord's consent respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord's consent respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement

ARTICLE 28(Q) TENANT'S PROPORTIONATE SHARE.

provided that, for purposes of determining Tenant's Proportionate Share, in no event shall less than eighty-five percent (85%) of the rentable floor area of the Center (excluding, at Landlord's option, the areas included in (ii) and (iii) below) be deemed occupied and open for business.


                                       23A
on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any party other than Tenant, including any Transferee, shall not constitute a waiver of Landlord's right to approve any Transfer.

                                      ARTICLE 31

                 ATTORNEYS' FEES, COUNTERCLAIMS, VENUE AND JURY TRIAL

     If Landlord or any of its officers, directors, trustees, beneficiaries, partners, agents, affiliates, investment advisors or employees shall be made a party to any litigation commenced by or against Tenant and are not found to be at fault, Tenant shall pay all costs, expenses and reasonable attorneys' fees incurred by Landlord or any such party in connection with such litigation. Tenant shall also pay all costs, expenses and reasonable attorneys' fees that may be incurred by Landlord in successfully enforcing this Lease. IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER AND ANY RIGHTS TO A TRIAL BY JURY UNDER ANY STATUTE, RULE OF LAW OR PUBLIC POLICY IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS LEASE, THE PREMISES OR THE CENTER. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Tenant each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding or counterclaim. If Landlord commences any detainer suit, summary proceedings or other action seeking possession of the Premises, Tenant agrees not to interpose by consolidation of actions, removal to chancery or otherwise, any counterclaim, claim for set-off, recoupment or deduction of Rent, or other claim seeking affirmative relief of any kind (except a mandatory or compulsory counterclaim which Tenant would forfeit if not so interposed).
Any action or proceeding brought by either party against the other for any matter arising out of or in any way relating to this Lease, the Premises or the Center, shall be heard, at Landlord's option, in the County where the Center is located.

                                      ARTICLE 32

                               PERSONAL PROPERTY TAXES

     Tenant shall pay before delinquent all taxes, assessments, license fees, charges or other governmental impositions assessed against or levied or imposed upon Tenant's business operations, Tenant's leasehold interest, or based on Tenant's use or occupancy of the Premises, or Tenant's fixtures, furnishings, equipment, leasehold improvements (to the extent constituting personal property), inventory, merchandise, and personal property located in the Premises (whether or not title shall have vested in Landlord pursuant to any provision hereof). Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord and other parties. If any such items shall be assessed and billed with the property of Landlord or another party, Landlord shall include the same or an appropriate portion thereof in Center Expenses, or shall reasonably allocate the same or an appropriate share thereof between Tenant and such other party (and Tenant shall promptly pay the amount so allocated to Tenant).

                                      ARTICLE 33

                         CONVEYANCE BY LANDLORD AND LIABILITY

     In case Landlord or any successor owner of the Center shall convey or otherwise dispose of any portion thereof in which the Premises are located to another party (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit. Tenant shall attorn to such other party, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder.
The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Center or the Premises, shall be limited to the interest of Landlord in the Center (and rental proceeds). Tenant agrees to look solely to Landlord's interest in the Center (and rental proceeds) for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. Under no circumstances shall any present or future general or limited partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord's obligations under this Lease.

                                      ARTICLE 34

                                       NOTICES

     Except as expressly provided to the contrary in this Lease, every notice, demand or other communication given by either party to the other with respect hereto or to the Premises or Center, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by national air courier service, or United States registered or certified mail, return receipt requested, postage prepaid, addressed, if to Tenant, at the address first set forth in the Lease, and if to Landlord, at the address at which the last payment of Rent was required to be made and to Kennedy & Associates, Attention: John Parker, 1215 Fourth Avenue, 2400 Financial Center Bldg., Seattle, WA 98161, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the second business day following the date of such mailing or dispatch by national air courier service (or as of any earlier date evidenced by a receipt from such national air carrier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

                                      ARTICLE 35

                                 REAL ESTATE BROKERS

Each party (the "first party") shall defend, indemnify and hold the other party harmless from all damages, judgments, liabilities and expenses (including attorneys' fees) arising from any claims or demands of any broker, agent or finder with whom the first party has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation of this Lease, other than a broker with whom has signed a written agreement relating to the other party this Lease. Landlord has agreed to pay the commission of Susan Zimmerman of CB Commercial pursuant to the terms and conditions of a separate agreement between Landlord and CB Commercial.

                                      ARTICLE 36

                         SECURITY DEPOSIT AND LANDLORD'S LIEN

     Tenant shall deposit with Landlord the amount set forth in Article 1 as a Security Deposit upon Tenant's execution and submission of this Lease. The Security Deposit shall serve as security for the prompt, full and faithful performance by Tenant of the terms and provisions of this Lease. If Tenant commits a Default, or owes any amount to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Security Deposit for the payment of Tenant's obligations hereunder. The use or application of the Security Deposit shall not prevent Landlord from exercising any other right or remedy available to Landlord and shall not be construed as liquidated damages. If the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord within ten (10) days after written notice, an amount sufficient to restore the full amount of the Security Deposit. In the event of bankruptcy or other insolvency proceeding against Tenant or Tenant's guarantor, the Security Deposit shall be deemed automatically applied to the payment of overdue Rent from the earliest time such Rent became overdue prior to the filing of such proceeding. Landlord shall not be required to keep the Security Deposit separate from Landlord's general funds or pay interest on the Security Deposit. Any remaining portion of the Security Deposit shall be returned to Tenant within sixty (60) days after Tenant has vacated the Premises in accordance with Article 16.

                                      ARTICLE 37

                                    MISCELLANEOUS

     A. Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 20 respecting Transfers. However, if Tenant is an individual and dies or becomes incapacitated, Landlord reserves the right to terminate this Lease upon thirty (30) days' advance notice to Tenant or Tenant's legal representative.

     B. Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant.

     C. This Lease shall be construed in accordance with the Laws of the state and county in which the Center is located.

     D. All obligations (including indemnity obligations) or rights of either party arising during or attributable to the period prior to expiration or earlier termination of this Lease shall survive such expiration or earlier termination, except as provided to the contrary in Article 33.

     E. If the Commencement Date is delayed in accordance with Article 2 for more than one year, Landlord may declare this Lease terminated by notice to Tenant, and if the Commencement Date is so delayed for more than three years, this Lease shall thereupon be deemed terminated without further action by either party.

     F. Landlord agrees that if Tenant timely pays the Rent and performs the terms and provisions hereunder, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any party acting by or through Landlord, subject to all other terms and provisions of this Lease.

     G. The parties agree that they intend hereby to create only the relationship of landlord and tenant. No provision hereof, or act of either party hereunder, shall be construed as creating the relationship of principal and agent, or as creating a partnership, joint venture or other enterprise, or render either party liable for any of the debts or obligations of the other party, except under any indemnity provisions of this Lease.

     H. Tenant acknowledges that any site or lease plan of the Center attached as an Exhibit hereto shall not be deemed a representation, warranty or agreement by Landlord respecting the Center or any other matter shown thereon other than the approximate location of the Premises, and that Majors and other parties unrelated to Landlord may own or control portions of the Center shown on such Exhibit.

     I. If applicable Laws require that this Lease be in the form of a deed, this Lease shall be deemed a deed of lease for all purposes, and Landlord shall be deemed to have granted and demised the Premises to Tenant for the Term hereof, subject to the other terms and provisions contained herein.

     J. This Lease, and any Riders and Exhibits hereto, have been mutually negotiated by Landlord and Tenant, and any ambiguities shall not be interpreted in favor of either party. Any printed provisions that have been deleted shall not be used to interpret the remaining provisions.

                                      ARTICLE 38

                                        OFFER

     The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant. During such period and in reliance on the foregoing, Landlord may, at Landlord's option, deposit any Security Deposit and Rent, proceed with any alterations or improvements, and permit Tenant to enter the Premises and make alterations or improvements. If Landlord shall fail to execute and mail or deliver this Lease to Tenant within such period, Tenant may revoke its offer to enter this Lease by sending notice thereof to Landlord before Landlord mails or delivers an executed copy of this Lease to Tenant. In such case, Landlord shall return any Security Deposit and Rent to Tenant, and Tenant shall promptly remove any alterations, improvements, fixtures or personal property made or placed in or upon the Premises by Tenant or its contractors, agents or employees and restore the same to good condition as required under Article 16. If Tenant shall seek to revoke its offer to enter this Lease in violation of the foregoing provisions, Landlord shall have the options of forfeiting and retaining any Security Deposit and Rent theretofore paid, as liquidated damages without executing and delivering this Lease to Tenant, or executing and delivering this Lease to Tenant and enforcing the same as a valid and binding lease agreement.


                                      ARTICLE 39

                           AMERICANS WITH DISABILITIES ACT

     The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 ET SEQ.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and Center depending on, among other things: (1) whether Tenant's business is deemed a "public accommodation" or "commercial facility", (2) whether such requirements are "readily achievable", and (3) whether a given alteration affects a "primary function area" or triggers "path of travel" requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III "path of travel" requirements triggered by alterations in the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant's employees.

                                    ARTICLE 40

                                 ENTIRE AGREEMENT

     This Lease, together with Riders One through THREE, and Exhibits A through E (WHICH COLLECTIVELY ARE HEREBY INCORPORATED WHERE REFERRED TO HEREIN AND MADE A PART HEREOF AS THOUGH FULLY SET FORTH), contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect. Without limiting the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord's leasing and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord's final approval, and are not authorized to make any agreements, representations, understandings or obligations binding upon Landlord, respecting the present or future condition of the Premises or Center, suitability of the same for Tenant's business, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein shall be of any force or effect. TENANT HAS RELIED ON TENANT'S INSPECTIONS AND DUE DILIGENCE IN ENTERING THIS LEASE AND NOT ON ANY REPRESENTATIONS OR WARRANTIES MADE BY LANDLORD CONCERNING THE CONDITION OR SUITABILITY OF THE PREMISES OR CENTER FOR ANY PARTICULAR PURPOSE. Neither this Lease, nor any Riders or Exhibits referred to above may be modified, except in writing signed by both parties.

     IN TESTIMONY WHEREOF, the parties have caused this Lease to be signed under seal by their respective representatives designated below, or if either party is a corporation, it has caused these presents to be signed by its president or other officer designated below, attested by its secretary, and its corporate seal to be affixed, and if the Center is in Washington, D.C., does hereby appoint such president or other officer its true and lawful attorney-in-fact to acknowledge and deliver these presents as its act and deed as of the day and year first above written.

                              LANDLORD: PINE STREET DEVELOPMENT L.L.C.,
                                        a Washington limited liability company

                                    BY: RGHK SEATTLE L.L.C., a Washington
                                        limited liability company, Manager

                                    BY:
                                        --------------------------------------
                          NAME PRINTED:
                                        --------------------------------------
                                 TITLE:
                                        --------------------------------------

ATTEST:                         TENANT: CUTTER & BUCK, INC.,
                                        a Washington corporation

By:                                 BY:
    ---------------------               --------------------------------------
Its:                      NAME PRINTED:
    ---------------------               --------------------------------------
                                 TITLE:
                                        --------------------------------------

STATE OF                 )
         ---------------
                         )  SS

COUNTY OF                )
         ---------------


I, __________________________, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ______________________, personally known to me to be the ______________ of RGHK SEATTLE L.L.C., a Washington limited liability company, Manager of Pine Street Development L.L.C., and _____________________________, personally known to me to be the ____________ of said company and personally known to me to be the same persons whose names are subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that they signed and delivered the said instrument as ______________ and ____________ of said company, as their free and voluntary act and as the free and voluntary act and deed of said company, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this ____ day of August, 1998.

My Commission Expires:                       ----------------------------------
                                             Notary Public
-----------------------

STATE OF                 )
         ---------------
                         )  SS

COUNTY OF                )
         ---------------

I, ____________________________, a Notary Public in and for said County, in the State aforesaid, do hereby certify that ____________________________, personally known to me to be the ______________ President of CUTTER & BUCK, INC., a Washington corporation, duly licensed to transact business in the State of _____________, and ______________, personally known to me to be the ____________
Secretary of said corporation and personally known to me to be the same persons whose names are subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that they signed and delivered the said instrument as ___________ President and ____________ Secretary of said corporation, and caused the Corporate Seal of said corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said corporation, as their free and voluntary act and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this ____ day of August, 1998.


My Commission Expires:                       ----------------------------------
                                             Notary Public
-----------------------

                                      RIDER ONE
                                        RULES

     (1)    COMMON AREAS.   Tenant shall not use the Common Areas, including
areas adjacent to the Premises, for any purpose other than ingress and egress, and any such use thereof shall be subject to the other provisions of this Lease, including these Rules. Without limiting the generality of the foregoing, Tenant shall not use the Common Areas to canvass, solicit business or information from, or distribute any article or material to, other tenants, occupants or invitees of the Center. Tenant shall not allow anything to remain in any passageway, sidewalk, court, corridor, stairway, entrance, exit, elevator, shipping area, or other area outside the Premises. Janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner designated by Landlord, and may not be used by Tenant, or its contractors, agents, employees, or other parties without Landlord's prior written consent.

     (2)    DELIVERIES.   Furniture, inventory and all other deliveries may be
brought into the Center only at times and in the manner designated by Landlord, in compliance with all Laws, and always at Tenant's sole risk. Landlord may inspect items brought into the Center or Premises with respect to weight or dangerous nature or compliance with this Lease or applicable Laws. Tenant's use of any freight elevators, loading and service areas at the Center shall be subject to scheduling by Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Center, any item normally taken, or which Landlord otherwise requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all inventory, supplies, furniture, equipment and other items as soon as received directly to the Premises. Any hand-carts used at the Center shall have rubber wheels and side guards and no other material handling equipment may be brought upon the Center except as Landlord shall approve in writing in advance.

     (3) TRASH. All garbage, refuse, trash and other waste shall be kept in the kind of container, placed in the areas, and prepared for collection in the manner and at the times and places specified by Landlord, subject to Article 26 respecting Hazardous Materials. If Landlord designates a service to pick up such items, Tenant shall use the same at Tenant's cost. If Landlord shall provide or arrange for such service, Tenant shall pay Tenant's Proportionate Share of the cost thereof (or such other share as Landlord may fairly and reasonably determine) to Landlord on or before the first day of each calendar month in advance, or Landlord may include such charges in Center Expenses. Landlord reserves the right to require that Tenant participate in any recycling program designated by Landlord.

     (4) FIRE PROTECTION. If Landlord installs or has heretofore installed a supervised fire sprinkler and/or alarm system for the protection of the Center, Tenant shall pay Tenant's Proportionate Share of the cost thereof (or such other share as Landlord may fairly and reasonably determine) to Landlord on or before the first day for each calendar month in advance, or Landlord may include such charges in Center Expenses.

     (5)    PEST CONTROL.   Tenant shall use, at Tenant's cost, such pest and
rodent extermination contractor as Landlord may direct and at such intervals as Landlord may require. In the alternative, from time to time, Landlord may arrange for pest control (in which case, Tenant shall pay Tenant's Proportionate Share of the cost thereof, or such other share as Landlord may fairly and reasonably determine to Landlord on or before the first day of each calendar month in advance, or Landlord may include such charges in Center Expenses). Tenant shall provide Landlord with evidence of Tenant's compliance with this provision within five (5) days after Landlord's written request.

     (6)    SIGNS AND DISPLAY WINDOWS.   Tenant shall not place any sign or
other thing of any kind outside the Premises (including without limitation, exterior walls and roof), or on the interior or exterior surfaces of glass panes or doors, except such single sign as Landlord shall expressly approve in writing for or in connection with Tenant's storefront. Notwithstanding the foregoing, Tenant shall have the right, during the Term and only so long as Tenant is open for business in the Premises, to place one (1) sign on the exterior of the third floor of the Center immediately adjacent the Premises, subject to Landlord's approval and compliance with Laws. The exterior sign shall be well lit during such hours designated by Landlord and Tenant shall clean, repair, and maintain the same so that it remains in first class condition. Within the Premises, Tenant shall not: (i) install any sign that advertises any product, (ii) install any sign within 24 inches of any window, or (iii) install any sign that is visible from outside the Premises or that is illuminated, without Landlord's prior written approval. If Landlord approves or requires illuminated signs, Tenant shall keep the same illuminated each day of the Term during the hours designated by Landlord from time to time. All Tenant's signs shall be professionally designed, prepared and installed and in good taste so as not to detract from the general appearance of the Premises or the Center and shall comply with the sign criteria attached hereto as Exhibit C or otherwise developed by Landlord from time to time. After the initial installation of Tenant's storefront sign as approved in writing by Landlord in accordance with these provisions, Landlord reserves the right to require from time to time that Tenant change or replace such sign in order to comply with any new sign criteria developed by Landlord, at Landlord's expense. The term "sign" in this Rule shall mean any sign, placard, picture, name, direction, lettering, insignia or trademark, advertising material, advertising display, awning or other such item, except that Tenant's storefront sign shall be an actual sign. Blinds, shades, drapes or other such items shall not be placed in or about the windows in the Premises except to the extent, if any, that the character, shape, design, color, material and make thereof is first approved by Landlord in writing.

     (7)    DISPLAY OF MERCHANDISE.   Tenant shall not place or maintain any
permanent or temporary fixture or item or display any merchandise: (i) outside the Premises, or (ii) anywhere inside the Premises within six (6) feet of any entrance to the Premises (except that for any recessed entry of the Premises, Tenant shall not so place or maintain fixtures within three (3) feet of such entrance). All displays of merchandise shall be tasteful and professional.

     (8)    PLUMBING EQUIPMENT.   The toilet rooms, urinals, wash bowls, drains
and sewers and other plumbing fixtures, equipment and lines shall not be misused or used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein, and Tenant shall properly install, maintain, clean, repair and replace adequate grease traps.

     (9)    ROOF; AWNINGS AND PROJECTIONS.   Tenant shall not install any
aerial, antennae, satellite dish or any other device on the roof, exterior walls or Common Areas of the Center. Tenant may install and have access to rooftop HVAC equipment only to the extent approved or required by Landlord from time to time in connection with Tenant's obligations under Articles 10 and 11 of this Lease. No awning or other projection shall be attached by or for Tenant to the exterior walls of the Premises or the building of which it is a part.

     (10)   OVERLOADING FLOORS.   Tenant shall not overload any floor or part
thereof in the Premises or Center including any public corridors or elevators therein, and Landlord may direct and control the location of safes, vaults and all other heavy articles and require supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight at Tenant's expense (including expenses for structural review and engineering).

     (11)   LOCKS AND KEYS.   Upon termination of the Lease or Tenant's right
to possession, Tenant shall: (i) return to Landlord all keys, parking stickers or key cards, and in the event of loss of any such items shall pay Landlord therefor, and (ii) advise Landlord as to the combination of any vaults or locks that Landlord permits to remain in the Premises.

     (12)   UNATTENDED PREMISES.   Before leaving the Premises unattended,
Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights (except signs required to be illuminated hereunder), water faucets and other utilities in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes). This provision shall not imply that Tenant may leave the Premises unattended in violation of the operating requirements set forth elsewhere in this Lease.

     (13)   ENERGY CONSERVATION.   Subject to Rule (6) concerning illumination,
Tenant shall not waste electricity, water, heat or air conditioning, or other utilities or services, and agrees to cooperate fully with Landlord and comply with any Laws to assure the most effective and energy efficient operation of the Center.

     (14)   FOOD, BEVERAGES, GAME AND VENDING MACHINES.   Except to the extent
expressly permitted under Article 1 of this Lease, Tenant shall not: (i) use the Premises for the manufacture, preparation, display, sale, barter, trade, gift or service of food or beverages, including without limitation, intoxicating liquors, or (ii) install, operate or use any video, electronic or pinball game or machine, or any coin or token operated vending machine or device to provide products, merchandise, food, beverages, candy, cigarettes or other commodities or services including, but not limited to, pay telephones, pay lockers, pay toilets, scales, and amusement devices; provided, however, that Tenant may install vending machines for the sale of non-alcoholic beverages, food, and candy in an area not visible from the sale area or exterior of the Premises for the exclusive use of Tenant's employees.

     (15)   GOING-OUT-OF-BUSINESS SALES AND AUCTIONS.   Tenant shall not use,
or permit any other party to use, the Premises for any distress, fire, bankruptcy, close-out, "lost our lease" or going-out-of-business sale or auction. Tenant shall not display any signs advertising the foregoing anywhere in or about the Premises. This prohibition shall also apply to Tenant's creditors.

     (16)   LABOR RELATIONS.   Tenant shall conduct its labor relations and
relations with employees so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Center. If any employees strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant, its employees, agents, contractors, or subcontractors in or about the Premises or Center, Tenant shall immediately close the Premises and remove or cause to be removed all such employees, agents, contractors, and subcontractors until the dispute has been settled.

     (17)   LANDLORD'S TRADENAME AND TRADEMARKS.   No symbol, design, name,
mark or insignia adopted by Landlord for the Center or picture or likeness of the Center shall be used by Tenant without the prior written consent of Landlord, except as provided in Article 9 of this Lease.

     (18)   PROHIBITED ACTIVITIES.   Tenant shall not:  (i) use strobe or
flashing lights in or on the Premises or in any signs therefor, (ii) use, sell or distribute any leaflets, handbills, bumper stickers, other stickers or decals, balloons or other such articles in the Premises (or other areas of the Center), (iii) operate any loudspeaker, television set, phonograph, radio, CD player or other musical or sound producing instrument or device so as to be heard outside the Premises, (iv) operate any electrical or other device which interferes with or impairs radio, television, microwave, or other broadcasting or reception from or in the Center or elsewhere, (v) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind party) or other animal, fish or bird in the Center, (vi) make or permit objectionable noise, vibration or odor to emanate from the Premises or any equipment serving the same, (vii) do or permit anything in or about the Premises that is unlawful, immoral, obscene, pornographic, or which tends to create or maintain a nuisance or do any act tending to injure the reputation of the Center, (viii) use or permit upon the Premises anything that violates the certificates of occupancy issued for the Premises or the Center, or

                                 Rider One - 2
causes a cancellation of Landlord's insurance policies or increases Landlord's insurance premiums (and Tenant shall comply with all requirements of Landlord's insurance carriers, the American Insurance Association, and any board of fire underwriters), (ix) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to parties or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials), nor (x) do or permit anything to be done upon the Premises in any way tending to disturb, bother or annoy any other tenant at the Center or the occupants of neighboring property.

     (19)   PARKING.   Except as expressly provided in the Lease, Tenant and
Tenant's employees shall park their cars only in off-site parking areas. Tenant shall furnish Landlord with a list containing the description and automobile license numbers (and State of issuance) of the cars of Tenant and its employees within five (5) days of any request by Landlord, and shall thereafter advise Landlord of any changes, additions or deletions to such list. Landlord reserves the right to: (i) adopt additional requirements pertaining to parking, including without limitation, a parking system with charges favoring shoppers and any other parking system by validation, metering or otherwise, (ii) assign specific spaces or areas, and reserve spaces for small cars, handicapped individuals, valet patrons, customers of tenants or other parties (and Tenant's visitors shall not park in any such assigned or reserved spaces) and (iii) restrict or prohibit full size vans and other large vehicles. In case of any violation of these provisions or any applicable Laws, Landlord may refuse to permit the violator to park, and remove the vehicle owned or driven by the violator from the Center without liability whatsoever, at such violator's risk and expense. These provisions shall be in addition to any other remedies available to Landlord under this Lease or otherwise. Landlord also reserves the right to lease or convey the parking operation to the City of Seattle or an independent parking operator and Tenant agrees to abide by such rules and regulations as such party shall from time to time promulgate.

     (20)   RESPONSIBILITY FOR COMPLIANCE.   Tenant shall be responsible for
ensuring compliance with these Rules, as they may be amended, by Tenant's employees and as applicable, by Tenant's agents, contractors, subcontractors, and suppliers.

                                 Rider One - 3

                                      RIDER TWO
                                    STANDARD RIDER

     Notwithstanding anything to the contrary contained in the Lease, the parties agree as follows (and in case of any express inconsistency between the Lease and this Rider, the latter shall control):

     1. AGENCY. This Lease is executed by RGHK SEATTLE L.L.C., not personally, but as managing agent for the Landlord in the exercise of the power and authority conferred on it by Landlord. It is expressly understood and agreed that nothing in this Lease will be construed as creating any liability whatsoever against said managing agent, or its officers, directors, shareholders or partners and, in particular, without limiting the generality of the foregoing, there shall be no personal covenant, either express or implied, herein contained to the end that Landlord will be solely responsible therefor.

     2. CENTER HVAC CHARGE. "Center Expenses" shall, in addition to amounts specified in Articles 5 and 28B of the Lease, include the cost of heating, ventilating and cooling the enclosed Common Areas of the Center as of the Commencement Date. Tenant shall, pay its Proportionate Share of the Center HVAC charge in an amount determined from time to time by Landlord, in advance, on or before the first day of each calendar month as a part of the "Center Expenses". Landlord reserves the right to discontinue the HVAC charge as a part of the "Center Expenses" and to include such costs as a separate "Center HVAC Charge" at any time.

     3. LANDLORD'S UTILITIES. In accordance with and subject to the provisions of Article 10 of the Lease, Landlord shall make arrangements to furnish those utility services ("Landlord's Utilities") described in Exhibit D hereto on the terms set forth therein. Tenant shall purchase the Landlord's Utilities from Landlord (or from such other party that may, from time to time, operate a plant in the Center or the Building and provide the Landlord's Utilities) pursuant to and in accordance with Exhibit D. Such payments shall be made within ten (10) days after receipt of invoice therefor, but not more often than once a month, commencing with the month that the Landlord's Utilities are first furnished to Tenant (which shall not be earlier than the Commencement
Date) and continuing during the Term of this Lease, whether or not the Premises is being occupied by Tenant. At Landlord's option, Tenant shall pay for such services, in advance, on or before the first day of each calendar month in an amount equal to one-twelfth (1/12) of the amount estimated by Landlord for each calendar year, subject to annual adjustments in the manner described in Exhibit
D. In the event Tenant installs or constructs a mezzanine or similar structure which increases the floor area of the Premises, such additional floor area shall be added to the original rentable area of the Premises for the purpose of calculating the Landlord Utility Charge. In the event of any express inconsistency between Article 10 and Exhibit D, the latter shall control.

     4. TENANT'S INITIAL WORK. In connection with Tenant's Initial Work under Article 6 of the Lease and Exhibit B, Landlord shall deliver to Tenant illustrative outline drawings of the Premises which contain basic architectural, electrical and mechanical information necessary for the preparation of Tenant's plans and specifications for Tenant's Initial Work. Tenant shall submit Tenant's Working Drawings, as defined in Exhibit B, to Landlord not later than thirty (30) days after Landlord's approval of Tenant's Preliminary Drawings (or such earlier date that will allow Tenant to complete all work and open the Premises by the Commencement Date as aforesaid). If Landlord rejects Tenant's Preliminary Drawings or Tenant's Working Drawings, Tenant shall resubmit the same with appropriate changes as required by Landlord within ten (10) days after Landlord's rejection notice. For any requirements under Exhibit B as to which no time frame for compliance is set, Tenant shall comply promptly and diligently, and in no event later than ten (10) days after written notice from Landlord (and any failure to comply within such time, or within any time periods specified for any other matters herein or in Exhibit B, shall be a Default under the Lease). At Landlord's sole discretion, Tenant shall not be permitted to open the Premises for business, nor shall any storefront barricade be removed, until construction of Tenant's Initial Work is completed consistent with Tenant's Approved Working Drawings, the Premises is fully fixtured, and Tenant is prepared to operate the Premises in accordance with the provisions of Articles 6 and 8 of the Lease. The term "Rent Commencement Date" used in Exhibit B shall mean the Commencement Date set forth in Article 1 of the Lease.

     5.

                                     RIDER THREE
                             CONSTRUCTION ALLOWANCE RIDER

     1. CONSTRUCTION ALLOWANCE AND PAYMENT. Subject to the provisions of this Rider, Landlord shall pay to Tenant a construction allowance (the "Allowance") in an amount equal to ONE HUNDRED TWENTY-THREE THOUSAND EIGHT HUNDRED TWO DOLLARS ($123,802.00), provided that in no event shall the Allowance exceed the actual cost of the improvement work performed by Tenant at the Premises. Landlord shall pay portions of the Allowance to Tenant within sixty (60) days after the request of Tenant (but not more than three [3] installments in the aggregate), provided that Tenant is not then in default under this Lease. Landlord shall pay the Allowance in three (3) installments as follows: (i) the first installment shall be for thirty percent (30%) of the Allowance and shall be payable at such time as at least thirty percent (30%) of the total Tenant's Initial Work has been performed in Landlord's reasonable determination, (ii) the second installment shall be for an additional thirty percent (30%) of the Allowance provided that at least sixty percent (60%) of the total Tenant's Initial Work has been performed in Landlord's reasonable determination, and (iii) the balance of the Allowance shall be payable upon Tenant having completed and paid for all of Tenant's Initial Work and opened for business, provided that payments of the Allowance shall be further subject to the following:

     (a) With respect to the first installment, Tenant has obtained building permits and has furnished to Landlord copies thereof;

     (b)    With respect to each of the first two (2) installments:

            (i) Tenant has furnished Landlord with evidence that Tenant has theretofore performed all the work for which that portion of the Allowance is being requested in accordance with the approved plans and specifications and in accordance with all other applicable provisions of this Lease;

            (ii) Tenant has fully paid for all of the work theretofore performed and has furnished to Landlord a certificate from an officer of Tenant stating that all the work theretofore performed has been paid for and setting forth the total amount that was spent on the work;

            (iii) Tenant has furnished Landlord original, valid, partial mechanic's lien releases from the general and all other contractors and suppliers who performed work or furnished supplies for or in connection with Tenant's work at the Premises with respect to contracts in excess of $2,000.00 covering all of the work theretofore performed and such other evidence, including, without limitation, the general contractor's sworn statement, as Landlord may reasonably request to evidence that no liens can arise from the work theretofore performed;

            (iv) Tenant has furnished Landlord (a) an affidavit from Tenant listing all contractors and suppliers whom Tenant has contracted with in connection with the work, together with the cost of each contract, and (b) an affidavit from Tenant's general contractor listing all subcontractors and suppliers whom the general contractor has contracted with in connection with the work, together with the cost of each contract; and

            (v) Tenant shall not be in default under the Lease beyond any applicable cure period.

     (c)    With respect to the last installment:

            (i) Tenant has performed all the work in accordance with the approved plans and specifications and in accordance with all other applicable provisions of this Lease, including, but not limited to the completion of all punchlist items;

            (ii) Tenant has furnished Landlord (a) an affidavit from Tenant listing all contractors and suppliers whom Tenant has contracted with in connection with the work, together with the cost of each contract, and (b) an affidavit from Tenant's general contractor listing all subcontractors and suppliers whom the general contractor has contracted with in connection with the work, together with the cost of each contract;

            (iii) Tenant has obtained a certificate of occupancy with respect to the Premises;

            (iv) Tenant has fully paid for all of the work and has furnished to Landlord a certificate from an officer of Tenant stating that all the work has been paid for and setting forth the total amount that was spent on the work;

            (v) Tenant has furnished Landlord original, valid, unconditional mechanic's lien releases from the general and all other contractors and suppliers who performed work or furnished supplies for or in connection with Tenant's work at the Premises (including all parties listed in the affidavits referenced in item [c][ii] above) covering all of the work and such other evidence as Landlord may reasonably request to evidence that no liens can arise form the work;

            (vi) receipt by Landlord of an Air Balance Report if required by the Lease or by Landlord;

            (vii) receipt by Landlord from Tenant of two (2) copies of approved sprinkler shop drawings, and (if Landlord so requests) an as-built drawing of the work;

            (viii) Tenant shall not be in default under the Lease beyond any applicable cure period;

            (ix) the execution by Tenant and delivery to Landlord of Tenant's estoppel certificate or statement as described in the Lease and stating, in part, that Tenant reserves no rights for claims, offsets, or back-charges, except as expressly provided in Paragraph 5 below;

            (x) receipt by Landlord from Tenant of all certificates of insurance required under the Lease;

            (xi) receipt by Landlord from Tenant of a written representation that all bills for labor and materials for work done or authorized by Tenant or performed to Tenant's account in connection with the Premises have been paid (with invoices or other back-up confirming all costs incurred by Tenant for the work with such costs equal to or in excess of the Allowance);

            (xii)   the opening by Tenant of its business in the Premises; and

            (xiii) such other documents as may be reasonably required by Landlord, Mortgagee(s) or the title company.

All documents required pursuant to the Rider shall be delivered to 520 Pike Tower, Suite 2200, Seattle, Washington 98101.

     2. PAYMENT OF COSTS; RIGHT OF DEDUCTION. Tenant shall have paid Landlord any and all costs payable by Tenant under the Lease, or, if applicable, Landlord and Tenant shall have agreed in writing to an offset against the Allowance for such amounts. Any improvement or work done or authorized by the Tenant or performed to Tenant's account, the cost of which remains unpaid at the time the Allowance is otherwise payable, and any accrued Rent which remains unpaid at the time the Allowance is payable, will be deducted from any Allowance payment of Landlord to Tenant and Landlord may hold the same as security against any liens arising therefrom or Landlord may pay such unpaid cost for and on behalf of Tenant.

                                 Rider Three - 2

     3.     LATE OPENING.

     4. CERTIFICATE. In addition to Tenant's estoppel certificate, Tenant shall, upon request by Landlord or any lender of Landlord, promptly execute and deliver to Landlord or such lender, or such other party as either shall specify, a certificate certifying whichever of the following is then true: that the Allowance has been paid in full by Landlord to Tenant; that the Allowance or a portion thereof is due and payable by Landlord to Tenant specifying such due and payable amount; that one or more of the conditions precedent set forth in
Section 1 hereof has not been met, specifying such unmet condition or conditions; that the Allowance has been offset by a certain amount payable by Tenant to Landlord pursuant to Sections 2 and 3 hereof, specifying the amount of the offset.

     5. APPLICATION AGAINST MINIMUM RENT. In the event that Landlord fails to pay any installment of the Allowance within sixty (60) days after all of the conditions of payment of the respective installment are met then, after receipt by Landlord of written notice from Tenant advising Landlord that the respective installment has not been paid, Tenant shall have the right, in addition to any other rights or remedies it may have, to set-off the unpaid amount of the installment plus interest on that part of the Allowance remaining unpaid from time to time at the Default Rate commencing with the ninety-first (91st) day following the date Tenant has satisfied all requirements for the disbursement of the respective installment from the Minimum Rent that is otherwise payable pursuant to the terms of this Lease. Tenant shall advise Landlord in writing of the amount of the Allowance which is being set-off against each installment of Minimum Rent as such portion of the Allowance is so set-off. The notice required pursuant to the terms of this paragraph shall be given to Landlord at the address for notices provided in this Lease.

                                 Rider Three - 3

                                     EXHIBIT A

                             CUTTER & BUCK/PACIFIC PLACE
                                    PAGE 1 OF 2

                                      [GRAPHIC]

                                     EXHIBIT A

                             CUTTER & BUCK/PACIFIC PLACE
                                    PAGE 2 OF 2

                                      [GRAPHIC]

                                     EXHIBIT A-1

                                  LEGAL DESCRIPTION

Lots 1 through 11 and the westerly 40 feet of Lot 12 in Block 3 of addition to the town of Seattle. As laid off by the heirs of Sarah A. Bell, deceased (commonly known as the Heirs of Sarah A. Bell's Addition to the City of Seattle), as per plat recorded in Volume 1 of Plats, page 103, records of King
County:

Together with the vacated alley living within said block, as vacated under City of Seattle Ordinance Nos. 82259, 82351 and 110092;

Except the southerly 7 feet of said Lot 1 and the southerly 7 feet of the westerly 40 feet of said Lot 12 condemned in King County Superior Court Cause No. 57057 for the widening of Pine Street, as provided by City of Seattle Ordinance No. 14500;

And except that portion of the alley lying adjacent to the southerly 7 feet of Lot 1 and the southerly 7 feet of the westerly 40 feet of Lot 12;

Together with that portion of Lot 12, Block 3, Heirs of Sarah A. Bell's Addition to the City of Seattle, according to plat recorded in Volume 1 of Plats, page 103, records of King County, Washington, particularly described as follows:

Beginning at the intersection of the northerly line of Pine Street as now established by Ordinance No. 14500 of the City of Seattle with the westerly line of Seventh Avenue and running thence westerly along the northerly line of Pine Street as now established 80 feet; thence northwesterly parallel with the westerly line of Seventh Avenue, 50 feet, more or less, to the northwesterly line of said Lot 12 thence northeasterly along the last mentioned line 80 feet to the westerly line of Seventh Avenue; thence southeasterly along the last mentioned line to the place of beginning.

Situated in the City of Seattle, County of King, State of Washington.

                                     EXHIBIT A-2

                             CUTTER & BUCK/PACIFIC PLACE
                               DEPICTION OF WINDOW AREA

                                      [GRAPHIC]

                                              NAME OF CENTER:  PACIFIC PLACE
                                                      TENANT:  CUTTER & BUCK


                                      EXHIBIT B

                                 CONSTRUCTION EXHIBIT


     This Exhibit B is subject to and shall be supplemented by the Design Criteria (defined below) for the Center. All terms herein that are defined in the body of the Lease to which this Exhibit is attached shall have the meanings provided for them in the body of the Lease. The Term "Tenant's Work" shall mean any work performed by Tenant, whether Tenant's Initial Work or work subsequent thereto.

     Attachment 2 hereto contains special provisions that pertain to most or all of the tenants at the Center, or to certain types of tenants at the Center, or to tenants in certain locations at the Center, as noted in said Attachment.
With respect to such tenants, said provisions on Attachment 2 shall govern in case of any conflict with the other provisions of this Exhibit.

SECTION I.          DELIVERY OF PREMISES BY LANDLORD

     1. Except as may be otherwise specifically set forth in this Lease, and except for punchlist items with respect to those items which Landlord is required to furnish or perform pursuant to Paragraph 3 below, Tenant shall take the Premises in an "as is" condition and all work to be performed at the Premises shall be performed by Tenant at Tenant's expense.

     2. Landlord does not warrant any information Landlord may have furnished or will furnish Tenant regarding the Premises. It shall be Tenant's responsibility to verify existing field conditions and measurements of the Premises. Tenant's failure to verify the existing conditions and measurements of the Premises shall not relieve Tenant of any expenses or responsibilities resulting from such failure, nor shall Landlord have any liability or obligations to Tenant arising from such failure.

     3.  Landlord has provided the following at Landlord's expense:

            a. A basic structure for the Premises. The floor structure has been designed to accommodate 75/psf of live load with an additional 25/psf allowed for partition load, 10/psf for mechanical/ceiling and 25/psf for floor fill and/or finish materials.

            b. Float finish/clean floor; depressed two inches (2") from mall finish floor elevation at the lease line.

            c. A tappable sanitary waste & vent located in the vicinity of the Premises.

            d. A tappable water line riser between Gridlines J & K and 4 & 5 and below the Premises for distribution of cold water.

            e. Designated connection point on a distribution backboard at the Common Area telephone closet for Tenant's telephone line, and an empty conduit stubbed into Tenant's space from the closet.

            f. Designated connection point at the tenant switchboard for Tenant's electric service. See Attachment 1 hereto for further information regarding electrical.

            g. Sprinkler trunk lines leading up to the Premises. A sprinkler grid may or may not exist within the Premises and, if existing, Tenant, at Tenant's cost, shall be responsible for making all modifications to it such that it will be adequate for Tenant's use and in compliance with applicable Law and the Design Criteria.

            h.      Neutral piers at the front lease line.

            i. Soffit at the front lease line at a height as designated in the Landlord's Design Criteria.

            j. Metal studs with insulation and vapor barrier (no dry wall) at Tenant side of exterior building walls to the height of the exterior wall movement joint.

            k. Unfinished ceiling consisting of exposed fireproofed structural steel.

            l. Landlord shall provide a louver at the exterior wall or a duct to the Tenant spaces for connection by Tenant to provide toilet exhaust for the tenant's Premises in accordance with the Design Criteria. Alternatively, tenants with roof access shall provide a toilet exhaust system through the roof in accordance with the Design Criteria. Toilet exhaust means shall be determined by Landlord as designated on the Tenant's Lease outline drawing(s).

            m. There will be a central fire alarm system for tenant spaces; Landlord shall furnish a designated connection point for connection by Tenant.

            n. See Attachment 1 hereto with respect to HVAC for the Premises.

            o. Landlord may or may not have gas service available at the Center. If gas service is not available and Tenant needs gas service, Tenant shall be responsible for obtaining gas service at its cost.

            p. There will be a building automation system provided for the Tenant spaces to control Tenant lighting for show windows and signage; and HVAC controls. Landlord shall provide a designated connection point or points for connection of Tenant control systems in the vicinity of the Premises.

            q. Landlord shall provide a designated connection point in the vicinity of the Premises for those tenants required to furnish an emergency page speaker system within the Premises.

     4. If any of the Landlord Work described above is not already in place, and Tenant wishes to perform such work, Landlord, at Landlord's option, may agree to Tenant performing the work at Landlord's expense. Tenant shall not perform any such work unless it has received prior written consent from Landlord.

SECTION II.         TENANT'S WORK

     PART ONE.  General Criteria for Tenant's Work.

     1. Subject to the provisions of this Lease, including this Exhibit, Tenant shall construct the Premises as provided in Article 6 of the Lease.

     2. Tenant shall perform Tenant's Work in accordance with all Laws including, without limitation, the building code of the jurisdiction in which the Center is located and all requirements of the Americans with Disabilities Act.

     3. Tenant shall prepare its plans and specifications for its Work in accordance with this Exhibit, Landlord's design criteria for the Center, as the same may be revised or supplemented from time to time, and such other criteria as Landlord may furnish Tenant (such criteria herein referred to as the "Design Criteria"). The Design Criteria contains specific criteria for the design and performance of the Work, including the mechanical and electrical work. The Design Criteria may contain "Standard Project Details" as issued from time to time with which Tenant shall comply. In the event Landlord changes the Design Criteria after Landlord has approved Tenant's plans and specifications, Landlord shall either waive the applicability of such change as to the item previously approved, or reimburse Tenant for all reasonable costs and expenses incurred by Tenant due to such change.

     4. Tenant's Initial Work and, except to the extent as may be specifically otherwise provided in the Lease, all subsequent Work in the Premises which Tenant may wish to perform, shall be subject to the advance written approval by Landlord.

     5. Tenant shall, prior to commencement of Work, obtain all required building and other permits at Tenant's expense and post said permits at the Premises as required.

     6. The loads imposed by Work at the Premises (including dead and live loads) shall not exceed the allowable load capacity of the existing structural systems and components thereof.

     7. Tenant shall use only new materials for the Work, including improvements, equipment, trade fixtures and all other fixtures. Notwithstanding the foregoing, Tenant may reuse portions of existing improvements subject to Landlord's prior written approval, provided that said approval shall in no manner relieve Tenant from the requirement that all Work comply with this Lease, the Design Criteria and all Laws. Reuse of existing improvements shall be clearly indicated on Tenant's Drawings (as defined below).
            Landlord makes no warranty or representation as to the condition or suitability of existing improvements reused by Tenant.

     8. Tenant shall make no marks or penetrations into the roof, upper floor decks, exterior walls, or floors, unless approved by Landlord in advance.

     9. If any Work being performed by Tenant to connect to Landlord's utilities requires access through the premises of any other tenant or otherwise will affect any other tenant and Landlord has approved such Work, Tenant shall be responsible for coordinating such Work with such other tenant, restoring said tenant's premises to its original condition following the Work, and compensating said other tenant for any costs incurred by it on account of such Work.

     10. If any of Tenant's Work necessitates any special work, such as, but not limited to, structural modification, increasing the size of electric conduit or adding or relocating water service or sanitary service, Landlord, at Landlord's election, may perform such work and Tenant shall reimburse Landlord the cost thereof plus 15% thereof for administration, or require Tenant perform the work at Tenant's cost. If Landlord does any work on behalf of Tenant, Tenant shall pay fifty percent (50%) of the anticipated cost to Landlord prior to commencement of the work and the balance upon completion thereof.

     11. Tenant shall retain Landlord's identification signs or, at Tenant's cost, provide new signs for Landlord's utilities, valves, and other such devices in the Premises.

     12. Landlord may at its election require any aspect of Tenant's Work to be tested, and Tenant shall cooperate with any such testing procedure.

     13. No approval from Landlord with respect to any aspect of Tenant's Work shall be valid unless in writing.

     PART TWO.  Certain Specific Criteria for Tenant's Work

     A.     WALLS; PARTITIONS; DOORS; FLOORS.

            1. All partitions within the interior of the Premises shall be of metal stud construction, and shall extend to the structure with gypsum board to the ceiling (except if required as a rated wall in which case the gypsum board shall extend to the structure), and shall have gypsum board finish on all sides with taped and sanded joints. Any combustible materials applied to partitions shall be covered with a fire retardant coating and must be approved by the Fire Marshall in writing.

            2. Tenant shall install and finish gypsum board at the demising walls for the Premises. Gypsum wall board at demising walls shall be continuous from the floor to the structure above; fire-taped and fire-safed above Tenant's ceiling. The cost of the metal studs at the demising walls shall be split with adjacent tenants (if any) and shall be billed to Tenant. Tenant's share of such cost shall not exceed $2,500.00. Landlord, at its option, reserves the right to install the demising wall studs for the Tenant(s) and charge each tenant for their share of the installation cost. If the Premises are adjacent to a service corridor, Tenant shall install and finish the gypsum board at Tenant's side of the service corridor walls. If the Premises have existing walls and Landlord consents to Tenant retaining said walls, Tenant shall be responsible for causing the walls to comply with the fire rating requirements of any and all applicable jurisdictional authorities.

            3. Where the Premises have been previously occupied Tenant shall repair all structural fireproofing to comply with the fire rating requirements.

            4. Commercial grade finish hardware, labeled where required, shall be used throughout.

            5. A two inch (2") floor depression (below the mall finish floor elevation) will exist in the Premises. Tenant shall be responsible to provide all filler (except Landlord is responsible for filler excess over 2"), sub-flooring and other related flooring materials required to allow Tenant's finish floor elevation to match the mall floor elevation.

            6. If any part of the floor of the Premises may be exposed to liquids, either accidentally, for cleaning purposes, or as a hazard due to space usage (e.g., restaurants), then Tenant shall provide adequate waterproofing protection beneath its finished flooring. Tenant shall sleeve, fire stop, flash and caulk all penetrations of floors so that odors or liquids will not penetrate the slab at openings. Such sleeves shall extend two (2) inches above the finished floor and be installed according to the Design Criteria. All floor shaft openings to be installed by Tenant, if any, shall have six (6) inch high enclosing curbs integral with Tenant's floor and partition construction in accordance with the Design Criteria. Tenant shall flood test waterproofed areas for Landlord approval prior to installation of finished floor materials.

            7. Tenant shall install base building standard flooring as the finished floor material between the storefront lease line and Tenant's storefront closure. Landlord may at its option require Tenant to purchase the flooring material from Landlord and in such event the cost to Tenant shall be as set forth in Attachment 1.

            8. Tenant shall not use flooring or tile at the Premises within the sales area containing vinyl or similar material, nor use any adhesives containing asbestos anywhere in the Premises. All flooring materials must comply with governing codes for flame and smoke spread requirements.

            9. If Tenant has a door leading to an egress/service corridor and/or an egress stairway, Tenant shall furnish and install the door and an identification sign setting forth Tenant's name and address number. Landlord shall furnish said sign at a cost to Tenant of $50.00.

     B.     CEILINGS.

            1. Ceilings shall be non-combustible construction, and shall be gypsum board or acoustical tile of concealed suspension type, or, at a minimum, a tegular type regressed metal grid lay-in type incorporating a 2' x 2' tegular type acoustical tile. 2' x 4' grid systems shall be permitted only in stock areas not visible to the public. The color of the gypsum board or tile shall match the grid. Other ornamental or acoustical tile ceilings may be permitted only if Landlord shall so approve in writing.

            2. Ceilings shall be of the accessible type, or access panels shall be provided as required.

            3. Furring, framing, and blocking above ceiling shall be of non-combustible materials meeting codes.

            4. No wood (even if fire treated) or any other combustible material shall be permitted above the ceiling.

     C.     STRUCTURAL.

            1. Without limitation, any alterations, additions or reinforcements to Landlord's structure, piping, conduit or duct work to accommodate Tenant's Work, or any work that may otherwise affect Landlord's structure, including mezzanines, shall not be performed without in each instance the prior written approval of Landlord. Tenant shall not suspend any of its work from Landlord's construction which was not designed for such purpose. Tenant shall provide a suspension system as required to suspend Tenant's Work from Landlord's structure only.

            2.      Any live loads required beyond those provided by Landlord in
                    Section I.3.a. shall be submitted for review and approval by Landlord. Increased live loads shall be at Landlord's sole discretion. All costs, including engineering, associated with upgrading structure to accommodate increased live loads shall be at Tenant's expense.

            3. Following its Work Tenant shall leave Landlord's structure as strong or stronger than the original design and with finishes and fireproofing unimpaired. Landlord may elect to require that structural modifications be performed by Landlord's contractor at Tenant's cost.

            4. Tenant shall submit detailed and certified engineering documents to show any proposed work involving Landlord's structure, and Landlord may require said documents to be reviewed by Landlord's structural engineer at Tenant's cost. Also, Landlord may require Tenant to use, at Tenant's cost, Landlord's structural engineer to design Tenant's structural modifications.
            5.      No welding to building structure shall be permitted.

            6. Channelling or cutting of the suspended structural slabs shall not be permitted (except coring of the slab shall be permitted subject to Landlord's prior written approval of core size and location).

            7. Support of all mechanical and electrical equipment shall be subject to Landlord's advance written approval. If in the Landlord's opinion structural analysis of the method of support is necessary, Tenant shall at Tenant's expense utilize Landlord's structural engineer to evaluate the support.

     D. ROOFS. All work affecting or pertaining to the roof, including roof penetration and installation of structural supports, curbing and flashing on or to the roof, shall be subject to Landlord's prior written consent and, if consented to, shall be performed only in the manner specifically approved by Landlord. All such approved work (including repair or maintenance of such work) shall be performed by Landlord's designated roofing contractor at Tenant's expense.

     E.     FIRE PROTECTION.

            1. Tenant shall contract with a sprinkler contractor approved by Landlord to install within the Premises a sprinkler system as required in the Design Criteria. If feasible Tenant may use any existing sprinkler system within the Premises provided Tenant makes all modifications and additions necessary to bring the system into compliance with the Design Criteria and applicable Law. (See also Section I,
                    Item 3.G).

            2. All sprinkler work shall be done without interrupting service to the remainder of the Center during occupied hours. Draindown and recharge of sprinkler system will be performed by Landlord. Tenant shall give Landlord three (3) days' notice of any requested draindown. First draindown and recharge free, thereafter Tenant shall reimburse Landlord for each draindown the amount set forth on Attachment 1 hereto.

            3. All sprinkler work shall be in accordance with the requirements of, and be approved by, Landlord's insurance underwriter and any governmental and quasi-governmental authorities having jurisdiction.

            4. If Tenant is modifying an existing sprinkler system or installing a new system, Tenant's sprinkler contractor shall prepare shop drawings and sepia reproducible prints of the proposed work, with appropriate calculations, and submit them to the local Fire Marshall, Landlord and Landlord's insurance underwriter for approval prior to commencing work. Approved sepia reproducible shop drawings from Landlord's insurance underwriter and the Fire Marshall shall be filed with Landlord prior to commencement of fire protection construction activity. Upon completion of work, copies of the material and test certificates shall be filed with all agencies and the Landlord prior to occupancy of the Premises. Tenant shall pay for any inspections required by the Fire Marshall or any jurisdictional authority.

            5. Should Tenant's Work or use of the Premises require increases in Landlord's maintained main trunk lines or underground service, Tenant shall be responsible for the cost of providing such increase in service to meet its requirements.

            6. Any damage to Landlord's sprinkler system caused by Tenant's Work will be repaired by Landlord at Tenant's expense.

            7. Automatic sprinkler equipment, controls wiring, emergency annunciation system and any required fire alarm system shall be tested by a party approved by Landlord, at the Tenant's expense, before Tenant opens for business in the Premises. The introduction of stock, furniture, fixtures, equipment, or other combustible material to the Premises is prohibited until automatic sprinklers are placed in service.

            8. Tenant shall install a fire alarm system and an emergency page speaker system for the Premises, if required by Law, and, if there is a central system at the Center, Tenant shall connect up to Landlord's designated connection points, as further set forth in the Design Criteria. Landlord may require Tenant to use, at Tenant's expense, a contractor designated by Landlord for any work that could affect Landlord's central systems, such as, but not limited to, reprogramming or connection to the central systems. For lighting and signage lighting controls, HVAC controls, fire alarm, emergency annunciation, any metering of utilities, Landlord's contractor shall provide addressable transponder at each connection to Landlord's control loops, as required, at the Tenant's expense, in accordance with the Design Criteria.

            9. Landlord's fire insurance underwriter shall from time to time during the Term have the right to inspect the fire protection system and its component parts. Said system shall at all times comply with the reasonable requirements of said underwriter, and any alterations, improvements, repairs, or maintenance required by such underwriter shall be Tenant's sole responsibility and shall be performed promptly at Tenant's expense upon notice of the necessity for such work.

            10. Tenant shall install fire dampers as required by Law and by the Design Criteria.

     F.     PLUMBING.   Tenant shall at its expense furnish and install all
            required plumbing work for the Premises and shall at its expense make connections to plumbing services provided by Landlord as follows:

            1. Connect to Landlord designated tappable sanitary line at locations approved by Landlord.

            2. Connect to Landlord designated tappable domestic water line at locations approved by Landlord. Tenant shall install a water meter with remote reader capability, if required by Landlord in accordance with the Design Criteria.

            3. Connect to Landlord's sanitary vent, if available, or alternatively, install a sanitary vent through the roof, all as specifically set forth in the Design Criteria. (The Design Criteria shall state which alternative applies.)

            4. Provide domestic hot water using electric storage type water heaters.

            5. Insulate all hot and cold water piping and all piping and connections for refrigeration or cold condensate water waste in the Premises and all above ground horizontal waste piping.

            6. Install accessible sanitary drain cleanouts which terminate within the Premises.

     G.     HEATING, VENTILATING, AND AIR CONDITIONING.

            1. Tenant shall design, provide, and install a complete heating, ventilating, and cooling system within the Premises as specified in Attachment 1 hereto and the Design Criteria.

            2. Tenant shall provide toilet room exhaust at a ventilation rate complying with applicable Law. Tenant shall install a toilet exhaust system, at a location approved by Landlord all as specifically set forth in the Design Criteria. (The Design Criteria and the Tenant's Lease outline drawing shall state which alternative applies.)

            3. If odors, excessive heat, moisture, smoke or other air contaminants, can be expected to emanate from the Premises when Tenant's business is in operation, then Tenant shall provide a separate exhaust system for the Premises such that no odors or other contaminants emanate beyond the Premises. In the event of a dispute, Landlord's reasonable determination that a separate exhaust system is needed shall govern. Without limitation, Landlord may require a separate exhaust system for restaurants, beauty salons, tenants that do film developing, and pet stores. All exhaust systems shall comply with NFPA standards, applicable Law and the Design Criteria.

            4. Tenant's air supply, and, if Tenant has a supplemental condenser, chilled and/or hot water system(s), Tenant's water supply distribution and exhaust systems, shall be balanced at Tenant's expense prior to opening for business to comply with Law and Tenant's Working Drawings, as approved by Landlord. Such balancing shall be performed by a Landlord-approved independent air balance contractor not affiliated with Tenant's mechanical contractor. Tenant shall furnish Landlord a certified air-balance report after completion of Tenant's Work.

            5. The support Tenant intends to use for its mechanical equipment shall comply with all Local Codes and shall be subject to Landlord's prior written approval.

            6. Tenant shall not permit any rooftop ducts, piping or equipment with respect to the Premises to be visible from the exterior of the Center without the prior written approval of Landlord.

            7. Tenant shall install a DDC control system (for control of Tenant's HVAC system) that is compatible with Landlord's central system. Landlord shall require Tenant to use, at Tenant's expense, a designated controls contractor, system type, installation of addressable devices and set-up to insure compatibility with Landlord's central system.

     H. ELECTRICAL. Subject to and in accordance with Attachment 1, Tenant shall design and install a complete electrical system for the Premises as specified in the Design Criteria, which system shall include the following:

            1. Dry-type transformers as may be necessary to accommodate Tenant's requirements.

            2. All work required to connect the electrical system within the Premises to the power source at the location designated by Landlord, using appropriate sized electrical conduit and feeders to connect up to Premises. (If existing conduit and feeders are adequate for Tenant's electrical load and are otherwise in compliance with the Design Criteria and Law, Tenant may use them.) Tenant shall have its electrical contractor coordinate the electrical connection with Landlord.

            3. Electrical meters are required by the Design Criteria. They will be furnished at Tenant's request by the serving utility and installed by the utility in a meter base provided by Landlord.

            Without limitation to any other requirements in connection with the electrical work, (i) all wiring shall be installed in conduit and
            (ii) Tenant shall balance all phases of Tenant's electrical system upon completion of construction to a tolerance of seven percent (7%).

     I. FIRE ALARM. Tenant shall utilize Landlord's designated controls contractor to perform the connection of the Tenant's provided fire alarm system to the Landlord's wiring and to provide and install an addressable device for the Tenant. Tenant shall provide a fire alarm system which shall be compatible with Landlord's system.

     J. TELEPHONE. Tenant shall make arrangements with the telephone company and provide all telephone system panels, outlets, and conduits in the Premises and wire to the distribution point outside the Premises. All telephone wire in the ceiling shall be installed to conform to applicable requirements of Law for a ceiling return air plenum.

     K. STOREFRONT. Tenant shall install a new storefront in accordance with the Design Criteria.

     L. RESTROOM. Tenant may install a restroom (or restrooms) within the Premises in accordance with the Design Criteria, to the extent approved in writing by Landlord on the Drawings.

     M. SECURITY DEVICES. Tenant's security devices, if any, shall not be installed or placed in operation unless the size, location and design of such security devices are shown on the Working Drawing and have specifically been approved by Landlord. Any such device installed without such prior consent shall be subject to removal by Landlord without notice to Tenant or liability therefor.
            Landlord's approval of the Working Drawings shall not be deemed as its approval of such security devices unless such devices are specifically shown as approved on said Working Drawings.

     N. GREASE TRAPS. Food service or other tenants who produce grease to any extent shall install a point-of-use grease interceptor within the Premises in accordance with the Design Criteria and all applicable laws. Tenant shall maintain and clean interceptor and arrange disposal from the Center.

     O. GAS SERVICE. Subject to Landlord's advance written approval, and available capacity, if Tenant desires gas service at the Premises, Tenant shall, at Tenant's sole expense, arrange for connecting up the Premises to Landlord's gas service and install a submeter and remote reader systems in accordance with the Design Criteria at Landlord's designated connection point.

SECTION III. PROCEDURES AND SCHEDULES FOR THE COMPLETION OF PLANS AND SPECIFICATIONS

     1. All prints, drawing information, and other materials to be furnished by Tenant as required hereinafter, shall be delivered to Landlord in care of Pine Street Development, Attention Tenant Coordinator, or such different address as Landlord may designate to Tenant from time to time. Tenant's preliminary drawings and specifications are herein referred to as the "Preliminary
            Drawings" and Tenant's final drawings and specifications are herein referred to as the "Working Drawings". The Preliminary Drawings and Working Drawings are sometimes referred to herein as the "Drawings."

     2. Tenant shall, at its sole expense, utilize the services of an architect and engineer to prepare all Drawings. Said architect and engineer shall be registered in the state in which the Center is located. All Drawings shall be submitted to Landlord for approval in the form of one (1) set of reproducible sepia prints and three
            (3) sets of blueline prints.

            Tenant shall, with the Drawings, furnish sample boards indicating materials, color selections and finishes to be used. Tenant shall also submit to Landlord such further information on Tenant's planned electrical and mechanical usage at the Premises as requested by Landlord (herein referred to as "Mechanical/Electrical Design Submittal Forms"). Tenant shall accurately indicate on the Plans any existing equipment or conditions that Tenant proposes to reuse.

     3. Unless this Lease is a renewal or extension of a previous lease with Tenant for the same Premises, Landlord will furnish Tenant a drawing that shows the dimensions and square footage of the Premises (the "Layout Drawing"). The Layout Drawing may also show the location of certain existing improvements, such as utility lines. Also, unless Tenant is not required to perform, and is not electing to perform, any Work at the Premises, Landlord shall furnish Tenant the Design Criteria for the Center. If, pursuant to the foregoing, Tenant is supposed to receive the Layout Drawing and/or the Design Criteria, and has not received the same by the date this Lease is fully executed, Tenant shall promptly notify Landlord and Landlord shall furnish said item(s) to Tenant as soon as reasonably possible. Landlord does not warrant the information or measurements shown on the Layout Drawing, or on any other drawings it furnishes to Tenant with respect to the Premises. It shall be the Tenant's responsibility to field measure and field verify all existing conditions at the Center.

     4. Tenant shall submit the Preliminary Drawings promptly. The Preliminary Drawings shall include interior floor plans, interior elevations, reflected ceiling plan(s) and storefront elevations, signage design, size and location, and any other work Tenant intends to perform. With the Preliminary Drawings Tenant shall submit a color rendering of Tenant's proposed storefront and signage, and a sample board of the materials to be used in the storefront and interior of the Premises. If Landlord disapproves, Landlord shall specify the reasons for the disapproval. If Landlord disapproves, Tenant shall within ten (10) days after receipt of Landlord's disapproval, send Landlord revised Preliminary Drawings addressing Landlord's comments. This procedure shall be repeated until Landlord has approved the Preliminary

            Drawings. Landlord may give approval "as noted" in which event the changes noted by Landlord shall be deemed incorporated into the Preliminary Drawings; provided, if Tenant notifies Landlord within five (5) days thereafter that it does not accept said changes, then the Preliminary Drawings shall be deemed disapproved on account of the changes Landlord had requested.

     5. The Working Drawings shall include detailed final drawings for architectural, electrical, mechanical, sprinkler and plumbing and all other work to be performed by Tenant and shall be prepared consistent with the approved Preliminary Drawings. If Landlord disapproves the Working Drawings, Landlord shall specify the reasons for the disapproval. If Landlord disapproves, Tenant shall within twenty-one (21) days after receipt of Landlord's disapproval, send Landlord revised Working Drawings addressing Landlord's comments. This procedure shall be repeated until Landlord has approved the Working Drawings. Landlord may give approval "as noted" in which event the changes noted by Landlord shall be deemed incorporated into the Working Drawings; provided, if Tenant notifies Landlord within five (5) days thereafter that it does not accept said changes, the Working Drawings shall be deemed disapproved on account of the absence of the changes Landlord had requested.

     6. Working Drawings shall include, but not be limited to, the following:

            a)      Floor and fixture layout:                      1/4" = 1'0"
            b)      Reflected ceiling plan:                        1/4" = 1'0"
            c)      Plan, elevations and sections of
                    storefront with signs indicated:               1/4" = 1'0"
            d)      Storefront details:                          1-1/2" = 1'0"
            e)      Special condition details:                   1-1/2" = 1'0"
            f)      Interior elevations:                           1/4" = 1'0"
            g)      Full sections of partition types:              1/2" = 1'0"
            h)      Door schedule with jamb details,
                    including hardware list:                       1/2" = 1'0"
            i)      Color sample and material board for
                    storefront and interior finishes.
            j)      A key plan locating the Premises within the Center.
            k)      Details of merchandising fixtures.
            l) Mechanical floor plan and/or reflected ceiling plan at 1/4" = 1'0" scale or larger, including all ductwork, exhaust systems, hoods, piping and equipment.
            m) Schematic diagram of the HVAC system controls, including all fire/smoke detection and alarm devices with all manufacturer's model numbers listed.
            n) Equipment schedules, including fan powered VAV boxes, condensing units, roof units, exhaust fans, air devices (diffusers, registers and grilles), and any other equipment used, including manufacturer's name and number.
            o)      Complete project specifications.
            p) Partial roof plan, if applicable, including location of roof-mounted equipment and roof penetration details.
            q) Roof shop drawing by Tenant's mechanical contractor with roof top equipment locations for coordination with Landlord's roofer.
            r) Access panel locations for all equipment including fire/smoke dampers.
            s)      Maximum drawing sheet size shall be 30" X 42".
            t)      Landlord's design submittal forms.
            u) Electrical floor plan at 1/4" = 1'0" or larger (for power branch circuit and wiring).
            v) Reflected ceiling plan at 1/4" = 1'0" or larger (for lighting branch circuit and wiring).
            w) Electrical riser diagram, including type and size of feeders, fuses, disconnect switches, transformers, meters and main breakers.

            x) Electrical panel schedule(s), including main and branch circuit breaker sizes and all connected load calculations. Panel schedules shall provide a balanced load design as required by the criteria.
            y) Lighting fixture schedule, including type, lamps, mounting, wattage, quantities and manufacturer's catalog number.
            z)      Required fire/smoke alarm system devices/controls.
            aa) Plumbing floor plans at 1/4" = 1'0" scale or larger, including all plumbing fixtures, proper piping sizes, equipment locations and plumbing to Landlord's designated connection points.
            bb) Isometric diagram of water system (hot and cold) and santiary system and venting within the demised Premises.
            cc) All applicable details for floor drains, clean outs, slab and roof penetrations, etc., sufficient for construction.
            dd) Plumbing fixture unit calculations (Landlord Design Submittal Form DS8).
            ee) Within restaurants or as applicable, isometric diagram of gas system, including meters and all equipment locations within the demised Premises, extending to the Landlord's designated connection point outside the demised Premises, including fuel shut-off solenoid valves.

     7. The approval by Landlord or Landlord's agent of any Drawings or of Tenant's Work shall not constitute an implication, representation or certification by Landlord or Landlord's agent that either said Drawings or Tenant's Work is accurate, sufficient, efficient or in compliance with insurance and indemnity requirements, or any Laws, including but not limited to code and the Americans with Disabilities Act, the responsibility for which belongs solely to Tenant.

     8. In those instances where multiple standards and requirements apply with respect to Tenant's Work, the strictest of such standards and/or requirements shall control unless prohibited by applicable Law.

     9. Upon completion of Tenant's Work and before Tenant opens for business at the Premises, Tenant shall submit to Landlord written proof from Landlord's insurance underwriter that the fully installed sprinkler system was approved by said underwriter, and Tenant shall submit to Landlord and Landlord's insurance underwriter copies of all material and test and inspection certificates.

SECTION IV.         CONSTRUCTION

     1. Tenant may not commence any Work until this Lease has been fully executed, Landlord has approved Tenant's Working Drawings, all required insurance certificates have been furnished Landlord, all building permits have been obtained, and Tenant has complied with all other requirements herein and elsewhere in this Lease.

     2. A representative of Tenant shall meet with Landlord at the mall office prior to start of construction to discuss construction-
            related items.   Tenant's representative shall contact the mall
            office in advance to schedule said meeting at a mutually satisfactory time.

     3. Without limitation to any provision of this Lease, prior to commencement of any Work at the Premises Tenant shall furnish Landlord the following:

            a. The names, addresses, representatives and telephone numbers of the general contractor and all subcontractors ("Tenant's Contractors").

            b.      Amounts of the general contract and each subcontract.

            c. Certificates of Insurance evidencing the insurance required of Tenant and Tenant's general contractors as provided in this Lease, including this Exhibit B.

            d.      A copy of the building permit(s).

            e.      A detailed construction schedule.

            f.

            g. Prior to commencement of work, Tenant shall furnish to Landlord, subject to Landlord's approval of the following:

                    (a) A copy of the executed contract between Tenant and Tenant's general contractor covering all of Tenant's obligations under this Exhibit B;

            h. Tenant's general contractor's acknowledgment of receipt of the Landlord's retail tenant contractor manual.

            i. Proof that Tenant's general contractor is licensed to work in the State of Washington.

            j. A specific job-site safety program, as required by the State of Washington.

     4. All Tenant's Contractors shall be union, bondable, licensed contractors, having good labor relations, capable of working in harmony with Landlord's general contractor and other contractors in the Center. Tenant shall coordinate Tenant's Work with other construction work at the Center, if any. Landlord specifically reserves the right to approve Tenant's Contractors. If Landlord does not give Tenant such approval with respect to any contractor(s) Tenant shall contract with another general contractor and/or subcontractors(s), as the case may be, for the completion of Tenant's Work.

     5.

     6. Tenant's Work shall be subject to the inspection of Landlord's representative from time to time during the period in which the Work is being performed.

     7. Tenant's general contractor shall maintain at the Premises during construction a complete set of approved Working Drawings bearing Landlord's approval stamp.

     8. Prior to the commencement of construction, Landlord shall have the right to post, in a conspicuous location, on Tenant's Premises, as well as record with the City of Seattle, a Notice of Nonresponsibility.

     9.     Temporary Facilities.

            a. If not already available in the Premises, Tenant shall provide temporary heat, air-conditioning and ventilation for the Premises during construction if Tenant desires the same.

            b. Tenant shall make the necessary temporary electrical connections at a source designated by Landlord prior to beginning its Work at the Premises so that it shall have electricity during its construction period. Tenant shall pay for said electricity as billed by the electrical company or by Landlord (as Landlord reasonably determines), as is applicable. The charge to Tenant for Landlord's provided service will be $200.00 per month for each month or a portion of a month, or $0.10 per square foot of the Premises per month (pro rated on a per diem basis for a partial month), whichever is greater.

            c. If Tenant requires water service during construction and Landlord is able to provide it, Landlord shall do so at a designated location and bill Tenant as Landlord reasonably determines.

            d. Tenant shall place all trash in trash containers at a pick-up area or areas designated by Landlord. Tenant shall be responsible for breaking down boxes. Tenant shall furnish its own trash containers at its cost unless Landlord elects to furnish the containers. Tenant shall not permit trash to accumulate within the Premises or in the corridor or mall adjacent to the Premises. Should Landlord elect to remove Tenant's trash from the designated pick-up areas for any reason the charge to Tenant for Landlord's provided services will be determined by multiplying the square footage of the Premises by the applicable charge set forth below:

                    Tenant's Rentable Area                                Charge
                    ----------------------                                ------
                    5,001 square feet or more. . . . . . . . . . . . . . . $0.20
                    2,001 square feet to 5,000 square feet . . . . . . . . $0.22
                    2,000 square feet or less. . . . . . . . . . . . . . . $0.30

                    Example. . . . . . . . . 2,500 square feet X $0.22 = $550.00

                    Tenant shall be solely responsible for removal from Premises and legal disposal of any containers considered as hazardous waste by the local sanitation authority and Tenant shall take all precautions to assure that such containers are not placed in Landlord's disposal containers.

                    Landlord may utilize a recycle bin refuse program and, if made available to Tenant, Tenant shall take necessary precautions to sort refuse and to prevent cross contamination of recycle containers.

            e. Landlord shall provide temporary sanitary facilities for Tenant's use and charge Tenant a reasonable amount for such service, which charge shall not exceed $200.00 per month (prorated on a weekly basis).

            f. Tenant shall take all necessary precautions to contain construction "wash-up" liquids (such as grout wash, paint wash, etc.) and prevent entry of such liquids into Landlord's sanitary or storm waste system. All construction wash-up shall be conducted at a location designated by Landlord.

            g. In the event Tenant buildout is concurrent with the construction of the building shell, Tenant shall schedule usage of the operated material hoist or service elevator for conveyance of Tenant's materials. Hours of usage shall be solely at the discretion of Landlord's General Contractor and all scheduling shall be conducted directly with Landlord's General Contractor. If Tenant's buildout occurs before completion of the initial construction of the Center, freight elevator hoisting will be provided by Landlord on an 8 hour basis during weekdays only. Tenant shall coordinate all hoisting through Landlord's designated representative for such purpose. In either event, the cost of such usage shall be payable to Landlord and the charge to Tenant for such service will be $1.00 per square foot of the Premises.

     Tenant shall make prior written request to Landlord's designated representative for any overtime scheduling for freight hoisting. Provided Landlord determines, at its sole discretion, that same is available, Tenant shall pay for all operator overtime incurred during such special hoisting period(s) in addition to the charge determined as set forth above.

     10. In the event Tenant is not open for business in the Premises by the Grand Opening, Tenant shall not perform any work at the Premises without a temporary construction barricade in front of the entire Premises. The barricade shall be constructed in such a manner to not interfere with Landlord's construction and shall be installed in accordance with Landlord's requirements. In the event Tenant is not open for business in the Premises by the Grand Opening, Tenant shall at Tenant's cost install its own barricade in which event Landlord may designate the specific type of design required for the barricade or have Tenant prepare the design for the barricade which design shall be subject to Landlord's advance written approval. No signs shall be allowed on any barricades except those, if any, provided by Landlord. Landlord shall have the right to remove any nonpermitted signs without liability or prior notice.

     11. The cost of any work permitted or required to be performed by Landlord on behalf of Tenant under this Exhibit shall become due and payable in full within thirty (30) days after Tenant has been invoiced for same by Landlord and said charges shall be deemed Rent under the Lease.

     12. Upon completion of Tenant's Initial Work, Tenant shall notify the Landlord's Tenant Coordinator . Upon said notification, Landlord's designated representative shall inspect the Premises and, if the Premises are constructed in accordance with the approved Drawings, said representative shall issue a Letter of Acceptance for the Premises. If Landlord believes the Premises have not been constructed in accordance with the approved Drawing, Landlord shall so notify Tenant or Tenant's Contractor. Tenant shall not open prior to Landlord's issuance of a Letter of Acceptance. Tenant shall furnish Landlord a copy of a certificate of occupancy for the Premises before Tenant opens for business.

     13. All work performed by Tenant during its construction period, or otherwise during the Term, shall be performed so as not to cause unreasonable interference with other tenants and the operation of the Center, and Landlord shall have the right to impose reasonable requirements with respect to timing and performance of the Work in order to minimize such interference. Work causing noise, odor or vibration outside the Premises shall be performed only during hours the stores at the Center are not open. Tenant shall take all precautionary steps to protect its facilities and the facilities of others affected by the Work (including Landlord flooring in the vicinity of the Premises) and shall police same properly. Construction equipment and materials are to be located in confined areas and truck traffic is to be routed to and from the site as directed by Landlord so as not to burden the construction or operation of the Center. All Work shall be confined to the Premises. Tenant's Contractor shall coordinate with Landlord's on-site representative for the delivery and removal of its equipment and materials. Landlord shall have the right to order Tenant or any Tenant's contractor or subcontractor who willfully violates the above requirements to cease work and to remove its equipment and employees from the building.

            Tenant and/or Tenant's contractor shall take precautions to protect adjacent tenants and tenants on common air distribution systems from airborne dust, dirt and contaminants, VOC's (volatile organic compounds such as paint thinner or varnish vapors) including, if necessary, isolating or otherwise protecting Landlord's central air distribution and return air systems (including return air plenum) from entry of these potential contaminants.

     14. It is understood and agreed that Tenant's contractor shall perform said work in a manner and at times that do not impede or delay Landlord's Construction Manager/General Contractor in the completion of the Premises as provided in the Lease, and that Tenant and its contractor shall not in the performance of Tenant's Work do anything that tends to jeopardize the labor relations of others in the Building. Any delays in the completion of the Premises or the commencement of the Lease term and any damage to any work caused by Tenant's contractor shall be at the cost and expense of Tenant.

     15. Contractor Insurance. Tenant shall cause its general contractor and all subcontractors to maintain during the construction period the following insurance: (i) commercial general liability insurance, with limits of not less than $2 million per occurrence (the portion of such coverage over $1 million may be provided under an umbrella or excess liability policy), for personal injury, bodily injury or death or property damage or destruction, arising out of or relating to the contractor's work at or in connection with the Premises and completed operations for one (1) year following job completion and shall provide for a waiver of subrogation by the insurance company; (ii) workers' compensation insurance with respect to each contractor's workers at the site or involved in the Tenant's Work, in the amount required by statute;
            (iii) employer's liability insurance in the amount of at least $1,000,000.00 per accident and at least $1,000,000.00 for disease, each employee; (iv) comprehensive automobile liability insurance covering all owned, hired or non-owned vehicles, including the loading and unloading thereof, with limits of not less than $2 million per occurrence (the portion of such coverage over $1 million may be provided under an umbrella or excess liability policy); and (v) builder's risk property insurance upon the entire Tenant's Work to the full replacement cost value thereof.
            Landlord, Landlord's managing agent, and such other parties as designated by Landlord, shall be additional insureds under (i), naming owner/landlord, tenant, general contractor, and all subcontractors. All insurance required hereunder shall be provided by responsible insurers rated at least A and X in the then current edition of Best's Key Rating Insurance Guide and shall be licensed in the State in which the Center is located. Tenant shall provide, or cause its contractors to provide, such certificates prior to any Tenant's Work being performed at the Premises. Such certificates shall state that the coverage may not be changed or cancelled without at least thirty (30) day's prior written notice to Landlord.

                           ATTACHMENT 1 TO EXHIBIT B FOR
                                   PACIFIC PLACE
                                SEATTLE, WASHINGTON

1. ELECTRICAL. An empty conduit for feeder conductors from Landlord's switchboard room to the Premises will be provided by Landlord. Tenant shall extend electrical feeder conductors from Landlord's switchboard to Tenant electrical panel and arrange for meter installation with Seattle City Light in order to obtain electricity. Landlord shall make available to Tenant, at the tenant switchboard, electrical capacity based on Tenant occupancy type at 16 volt/amps per square foot of the leasable area of the Premises at 480 Y/277 V, 3 phase, 4 wire; said electrical capacity is intended to accommodate Tenant requirements for power, lighting and VAV terminal reheat. If Tenant's total electrical power requirements exceed such amount Landlord may require Tenant to pay for the incremental cost to upgrade the available capacity.

     In the event Tenant is a restaurant, electrical capacity provided by Landlord is as follows:

       N/A          Restaurant Tenant #1 (3726 sf): 200 amp, 180V, 3 phase, 4
     -------        wire, yielding 50 volt amps per square foot.

       N/A          Restaurant Tenant #2 (6553 sf): 300 amp, 480 Y/277 volt, 3
     -------        phase, 4 wire, yielding 38 volt amps per square foot.

       N/A          Marche Tenant (23,914 sf): 600 amp, 480 Y/277 volt, 3 phase,
     -------        4 wire, yielding 21 volt amps per square foot.

2. HVAC. Tenant shall perform the following with respect to HVAC (the alternative which is checked shall apply):

        X           The Center has a conditioned air system for cooling and
     -------        supplemental heating (morning warm-up) of the Premises.
                    Tenant shall install a master VAV box or boxes with controls, inside the lease line, electric re-heat coils for Tenant's heating requirements, distribution ductwork and controls, and connect to the Landlord-designated connection points, as specifically set forth in the Design Criteria.

       N/A          Tenant shall install special systems for make-up or exhaust
     -------        air requirements, and all associated ductwork, shafts,
                    equipment and controls, as specifically set forth in the design criteria.

       N/A          (Other)
     -------

3. FLOORING COST. Cost to Tenant of Building Standard Flooring purchased from Landlord.

                    - Sealed Concrete Pavers:          $15/sf

4.   BARRICADE COST.

5. SPRINKLER DRAINDOWN. Cost to Tenant per sprinkler draindown: First draindown and recharge free; thereafter, charged on an hourly basis in an amount Landlord reasonably determines, not to exceed $250.00 per draindown.

6.   CONSTRUCTION DEPOSIT.  N/A

                            Attachment 1 to Exhibit B

                           ATTACHMENT 2 TO EXHIBIT B FOR
                                   PACIFIC PLACE
                                SEATTLE, WASHINGTON


SPECIAL PROVISIONS.

     None

                            Attachment 2 to Exhibit B

                                      EXHIBIT C

                                     SIGN EXHIBIT

A.   GENERAL

     1. The furnishing and installation of a sign and the costs so incurred shall be the responsibility of Tenant. Sign construction is to be completed in compliance with the criteria contained in this EXHIBIT C and the DESIGN CRITERIA MANUAL FOR TENANT IMPROVEMENTS ("Tenant Design Criteria"). As used in this Lease, the term "Sign" shall refer to all graphics.

     2. Each Tenant will be required to identify its Premises by signage in accordance with this EXHIBIT C.

     3. The Tenant Design Criteria for signs is intended to encourage creativity, individual store expression and visual interest. All three elements are of key importance to the consumer's shopping experience and recall of the Center. Storefront plans and merchandising techniques are to be integrated with the Sign design.

     4. Landlord encourages Tenant to raise with Landlord any questions Tenant may have regarding the Sign Criteria and the intent of this EXHIBIT C prior to commencing preliminary design of the Sign.

     5. Tenant's Sign drawings and specifications must be submitted with the working drawings for Tenant's Premises. All Signs are subject to approval by the Center Environmental Design Board ("Design Board"). The Design Board consists of Landlord's representative and Landlord's retail leasing representative, Landlord's architect and Landlord's graphic designer. The Design Board will review proposed Sign drawings and specifications for sophistication in design and detail; use and quality of materials; excellence in fabrication techniques; and compatibility of the proposed design with existing storefronts in the Center.

     6. The Landlord will provide uniform Signs identifying stores on service doors. Tenant shall not post any other additional Signs.

     7.     The Tenant shall acquire any municipal required sign permits.

B.   GENERAL SIGN CRITERIA

     1. The Signs shall be limited to the store name only, and the name shall not include any items sold in the store.

     2. The use of corporate shields, crests, logos or insignia will be permitted, subject to Landlord's approval, and provided that they meet all other design criteria set forth in this EXHIBIT C.

C. PROHIBITED TYPES OF SIGNS OR SIGN COMPONENTS (Unless approved in writing by the Center Environmental Design Board)

     1.     Moving or rotating signs.

     2.     Signs employing moving or flashing lights.

     3. Signs employing exposed raceways, conduit, ballast boxes or transformers.

     4.     Exposed (as opposed to channeled) neon tubing.

     5. Signs exhibiting the names, stamps or decals of the Sign manufacturer or installer, except as required by applicable codes.

     6.     Signs employing luminous vacuum-formed type plastic letter.

     7. Showcard signs, cloth, paper, cardboard and similar stickers, die-cut vinyl letters or decals around or on exterior surfaces (including interior and exterior surfaces of doors and/or windows) of the Premises.

     8.     Temporary signs without Landlord's prior written approval.

     9.     Signs employing noise making devices and components.

     10.    Free-standing signs outside the Tenant's Premises.

     11.    Cabinet or boxed type signs.

     12.    Odor producing signs.

     13.    Rooftop signs.

D.   PROCEDURE FOR SIGN DRAWINGS

     1. Plans and specifications for Signs must be submitted with the working drawings for Tenant's Premises. Tenant shall submit drawings and specifications, in quadruplicate, including samples of materials and colors, for all its proposed Sign work. The drawings shall clearly show the location of Sign on storefront elevation drawing, graphics, color, construction and attachment details.

     2. As soon as reasonably possible after receipt of the Sign drawings, the Design Board shall return to Tenant one (1) set of the Sign drawings with its suggested modifications and/or approval. Upon receipt of approved Sign drawings bearing the Design Board's comments, and if Tenant wishes to take exception to those comments, Tenant may do so in writing, by certified or registered mail, RETURN RECEIPT REQUESTED, addressed to the Design Board within ten
            (10) days from the date of receipt of the Sign drawings. Any exception shall be reviewed by the Design Board, which shall notify Tenant of its decision by certified or registered mail, return receipt requested. This decision on review shall be final and binding on all parties. Unless Tenant takes exception to the Design Board's comments as provided above, all comments made by the Design Board on the Sign drawings shall be deemed to be acceptable to and approved by Tenant.

                                     EXHIBIT D

                               ANNUAL SERVICE CHARGE
                               FOR LANDLORD'S UTILITIES

SECTION I.          GENERAL

A. Subject to the terms and conditions set forth in Tenant's Lease, Landlord shall furnish or cause to be furnished electrical, gas (if applicable) potable water, sewer and air for ventilating and cooling the Premises via the system(s) to be installed by Tenant within the Premises in accordance with the provisions of Exhibit B and the Mechanical-Electrical Design Criteria ("Design Criteria"), said services hereinafter referred to as "Landlord's Utilities." The furnishing of Landlord's Utilities shall be deemed to include lubrication, calibration and adjustment of the required master air volume control box(es) (located inside the lease line) and associated temperature control system which provide conditioned air to the Tenant's air volume control box(es) within the Premises.

B. Tenant shall be responsible for the repair, maintenance and replacement of all equipment, facilities and fixtures (including hardware and heating, cooling, ventilating, electrical, plumbing and other mechanical facilities) located in the Premises.

C. For purposes of this Exhibit D only, the following terms shall hereinafter have the following meanings:

     1. TRA - The rentable area of the Premises expressed in square feet as set forth in Tenant's Lease.

     2.     CRA - The rentable area of the Center expressed in square feet.

     3. Included Area - The portion of the CRA with respect to which tenants were billed for Landlord's Utilities under this Exhibit D during the calendar year in question.

     4. UCR - Tenant's Unit Charge Rate expressed in dollars per square foot of the TRA per year.

     5. Watts/SF - Tenant's lighting, electrical VAV reheat, and miscellaneous power thermal load requirement, as determined by Landlord from time to time, expressed in watts per square foot of the TRA.

     6.     CFM - Cubic feet per minute.

     7. CFM/SF - Tenant's air supply requirement in cubic feet per minute per square foot of the TRA.

     8.     Design CFM - CFM allowed by Center HVAC design criteria.

     9. Excess Hours - Tenant's actual business hours in each calendar year in excess of the SCBH, as hereinafter defined.

     10. SCBH - Tenant's required business hours as designated by Landlord from time to time.

     11.    ASC - Tenant's annual service charge for Landlord's Utilities.

     12. ACP - Actual unit cost of energy during each calendar year, as determined by Landlord, required to furnish Landlord's Utilities to the Included Area, expressed in dollars per square foot of the Included Area per year.

D.   Tenant UCR and ASC shall be determined as hereinafter provided:

     1. Tenant UCR shall be based on Landlord's cost to deliver conditioned air, potable water, sewer, electricity and gas to the Tenant's space. In certain cases gas and certain other utilities will not be required and the UCR will be adjusted by leaving the appropriate space blank in the formula below. In all cases electricity usage by the Tenant will be separately metered and billed by Seattle City Light directly to the Tenant. The electrical portion of the UCR includes only the Landlord's cost of operation and maintenance of the electrical system.

            Tenant's UCR shall be based on the following formula:

            UCR     =  $1.77  Cost per square foot of TRA for conditioned air
                     + $0.12  Cost per square foot of TRA for water and sewer
                              *or*
              *     (+ $ N/A  Cost per square foot of TRA for water/sewer
                              delivery system only
                     + $0.26  Cost per square foot of TRA for electrical
                              delivery system
                     + $ N/A  Cost per square foot of TRA for gas delivery
                              system
                    -------------------------------------------------------
                     + $2.15  Tenant UCR cost per square foot of TRA

     *To be utilized for restaurant/theatre Tenants with separate metering for water usage.

     The charges for each of these utilities can be found in Schedule #1, which is attached hereto and made a part of this agreement.

     2. The Adjusted UCR shall be determined by adding to the UCR the adjustments described in Sections II and III of this Exhibit.

     3. Tenant's ASC shall be obtained by multiplying the Adjusted UCR by the TRA.

     4. Tenant's Adjusted ASC shall be determined by adding to Tenant's ASC the adjustment described in Section IV of this Exhibit.

E. Landlord may elect to bill monthly on the basis of an annual projection of the charges set forth herein, and all Adjustments in this Exhibit are expressed in terms of dollars per square foot per year.

SECTION II.         ADJUSTMENT TO THE UCR BASED ON USAGE

A. In the event Tenant's excess hours in any calendar year exceed the SCBH in such calendar year, the UCR shall be increased as of the beginning of such calendar year by an amount determined as follows:


                                TENANT'S ACTUAL HOURS - SCBH
     Adjustment II.A. = $1.65 X ----------------------------
                                          SCBH

B. The UCR rates are based upon the Design Criteria. In the event Tenant requires air in excess of that set forth in the Design Criteria for reasons other than serving exhaust air need, the UCR shall be increased as of the beginning of such calendar year by an amount determined as follows:

                          REQUIRED CFM/SF
     Adjustment II.B. =  -----------------   X   $1.65
                           DESIGN CFM/SF

SECTION III.        ADJUSTMENTS TO THE UCR BASED ON OPERATING COST CHANGES

A.   The UCR shall be adjusted as of the end of each calendar year as follows:

     1. To reflect changes in the cost of electrical, gas, water, sewer and any other applicable utility company rates.

     2. To reflect changes in the cost of labor required to furnish Landlord's Utilities.

     3. To reflect changes in the cost of material, parts, replacements, operating or energy conserving improvements, insurance, taxes and fees required to furnish Landlord's Utilities.

SECTION IV.         ADJUSTMENTS TO THE ASC BASED ON USAGE

A. In the event Tenant requires and Landlord provides (using the standard HVAC system) a source of conditioned air as make-up air for special exhaust purposes in excess of 0.25 CFM/SF, Tenant's ASC shall be increased at the rate of $1.65 per CFM of such excess exhaust air.

                                D  -  2

B. In the event Tenant requires central kitchen exhaust air and/or make-up air, all related costs for shafts, ductwork, equipment and controls shall be paid by Tenant.

SECTION V.          POTABLE WATER

If Landlord determines, in its sole judgment, that Tenant's usage of water exceeds that assumed for the average tenant in the Center, Landlord may, or require Tenant to, purchase and install a water meter on Tenant's potable water service at Tenant's expense. In such event, Tenant may be billed monthly based on the following formula:

Tenant's Annual   =   Landlord's Cost of   X   Tenant's Metered   X   2.5
 Water Charge         Water per Gallon         Usage in Gallons


SECTION VI.         PROCESS LOADS

In the event Landlord determines, in its reasonable judgment, that Tenant may have process loads wherein a measurable portion of internal heat gain is to be exhausted by mechanical means, Section I.D.1 hereof shall be inapplicable, and Landlord shall use the method set forth below in lieu thereof.

A. Tenant's ASC before adjustments, shall be $1.65 per CFM of conditioned air for the first 0.80 CFM/SF and the cost per CFM of conditioned air for the balance of needed delivered conditioned air shall be determined based on Tenant's requirements.

B. Landlord reserves the right to require Tenant to provide all related equipment and systems that may be required to service Tenant's process loads.

SECTION VII.        EXPERIENCE ADJUSTMENTS

Landlord reserves the right to revise this Exhibit D from time to time to reflect Tenant's operating procedures and physical plant configuration as well as Landlord's accumulated experience with, and adoption of, technological advances, equipment, automation features and energy conservation measures and to reflect current utility rates as pertains to Landlord's accumulated experience with the costs of operating the plant and equipment furnishing Landlord's Utilities.

                                D  -  3

                                     SCHEDULE #1

Section I.

     A. The following schedule of charges shall be utilized in determining the Tenants' UCR. Each charge shall be applied according to the specific tenant requirements.


     -      CONDITIONED AIR (exclusive of Tenant VAV reheat):    $1.77/sf of TRA
     -      WATER/SEWER:                                         $0.12/sf of TRA
     -      WATER/SEWER SYSTEM OPERATION and MAINTENANCE
                    (usage metered separately):
     -      ELECTRICAL SYSTEM OPERATION and MAINTENANCE
                    (usage metered separately):                  $0.26/sf of TRA
     -      GAS SYSTEM OPERATION and MAINTENANCE
                    (usage metered separately):


     NOTE:  These charges are based on projected 1998 utility costs.  N/A

                                D  -  4

                                 EXHIBIT E

                CUTTER & BUCK/KEY DESIGN/CONSTRUCTION DATES

05/25/98 Tenant shall provide a Preliminary Drawing submittal showing the proposed configuration of the complete premises, interior and exterior storefronts, a finish materials sample board, signage concepts, and any other submissions required to illustrate the proposed intent and quality of the Tenant's build-out.

07/09/98 Tenant shall provide Completed Working Drawings and specifications including final detailed drawings for architectural, electrical, mechanical, sprinkler, fire alarm and plumbing, and all other work to be performed by Tenant and shall be prepared consistent with approved Preliminary Drawings. Final engineering 'DS' forms shall also be submitted.

07/13/98    Submittal date for Tenant's Building and Mechanical Permits.

08/10/98    Proposed delivery of Tenant premises by Landlord.

10/28/98 Tenant's premises completed, approved by DCLU and Landlord for occupancy, merchandised, and ready to open for business.